Execution Version

Exhibit 10.4

AMORCO MARINE TERMINAL USE AND THROUGHPUT AGREEMENT

This Amorco Marine Terminal Use and Throughput Agreement (the “Agreement”) is dated effective as of the Commencement Date (as defined below in Section 4), by and between Tesoro Refining and Marketing Company, a Delaware corporation (“TRMC”) and Tesoro Logistics Operations LLC, a Delaware limited liability company (“TLO”).
RECITALS

WHEREAS, TLO owns (i) certain Tanks (as defined below) for the storage of crude oil, along with related real estate, hydrocarbon transfer pumps, piping, sheds and equipment (including electrical switching and communications facilities and equipment) for such Tanks (collectively, the “Storage Facility”), and (ii) two firewater tanks with 48,000 Barrels of shell capacity with associated firewater pumps and piping; all of which are situated at the terminal located on the Suisun Bay near Martinez, California (the “Amorco Terminal”);
WHEREAS, TLO's Tanks (as defined below) at the Storage Facility have an aggregate Shell Capacity (as defined below) of 425,000 Barrels (as defined below) and an aggregate Operating Capacity (as defined below) of 370,000 Barrels (as defined below);
WHEREAS, pursuant to a term lease (“Wharf Lease”) with the California State Lands Commission (“CSLC”), which is currently on a month-to-month holdover basis, TRMC has leasehold interests in (A) a single-berth dock, which has an estimated throughput capacity of approximately 145,000 Barrels per day (the “Dock”), and (B) various fixtures and improvements located on the Wharf, including piping, loading arms and sheds (together with the Dock, the “Wharf”), all of which situated at the Amorco Terminal and located on the Suisun Bay near Martinez, California;
WHEREAS, subject to various permits, licenses and easements, TRMC owns (i) three crude oil pipelines (the “Crude Oil Pipelines”), depicted on Schedule A as Items No. 2, 3 and 4, between the Storage Facility and the Plains-Martinez Storage Terminal (the “Plains Terminal”) and TRMC's Golden Eagle refinery located in Martinez, California (the “Refinery”), (ii) one water pipeline (the “Water Pipeline”), depicted on Schedule A as Item No. 1, between the Storage Facility and the Refinery, and (iii) one petroleum products pipeline (the “Refined Products Pipeline”; and together with the Crude Oil Pipelines and the Water Pipeline, the “Pipelines”), depicted on Schedule A as Item No. 5, between the Refinery and the Plains Terminal;
WHEREAS, the Wharf Lease and the leasehold interests in the Wharf, are expected to be renewed by the CSLC for an initial term of ten years with two five-year extensions (the “Lease Renewal”) and the Parties expect to have the CSLC contemporaneously assign the Wharf Lease to TLO (the “Lease Assignment”);
WHEREAS, operation of the Pipelines is subject to a Certificate of Financial Responsibility (“COFR”) approved by the California Department of Fish and Game (“CDFG”), which the Parties expect to be assigned to TLO (the “COFR Assignment”) contemporaneously with the Lease Assignment;
WHEREAS, upon renewal of the Wharf Lease and receipt of approval from the CSLC of assignment of the Wharf Lease and approval by the CDFG of the assignment of the COFR, the Wharf Lease and the leasehold interests in the Wharf, along with the Pipelines, are to be formally assigned and conveyed to TLO;

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WHEREAS, during the Term (as defined below and which shall encompass the Interim Period, also defined below), TLO desires to provide to TRMC, and TRMC desires to receive from TLO, services to manage and operate the Wharf, the Storage Facility and the Pipelines (collectively, and along with the Wharf Lease, the “Amorco Assets”) for TRMC's exclusive use, on a dedicated basis, with respect to crude oil owned by TRMC and stored in one or more of TLO's Tanks (as defined below) at the Storage Facility and crude oil and refined products owned by TRMC and transported from time to time through the Pipelines between the Wharf and the Storage Facility; the Storage Facility and the Refinery; and the Refinery and the Plains Terminal; and
WHEREAS, TRMC and TLO desire to enter into this Agreement to memorialize the terms of their commercial relationship.
NOW, THEREFORE, in consideration of the covenants and obligations contained herein, the Parties (as defined below) to this Agreement hereby agree as follows:

1.	DEFINITIONS
Capitalized terms used throughout this Agreement shall have the meanings set forth below, unless otherwise specifically defined herein.
“Agreement” has the meaning set forth in the Preamble.
“Amorco Assets” has the meaning set forth in the Recitals.
“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect.
“Barrel” means a volume equal to 42 U.S. gallons of 231 cubic inches each, at 60 degrees Fahrenheit under one atmosphere of pressure.
“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York, New York are open for the general transaction of business.
“Capacity Resolution” has the meaning set forth in Section 6(e).
“CDFG” has the meaning set forth in the Recitals.
“COFR” has the meaning set forth in the Recitals.
“COFR Assignment” has the meaning set forth in the Recitals.
“Commencement Date” has the meaning set forth in Section 3.
“Confidential Information” means all confidential, proprietary or non-public information of a Party, whether set forth in writing, orally or in any other manner, including all non-public information and material of such Party (and of companies with which such Party has entered into confidentiality agreements) that another Party obtains knowledge of or access to, including non-public information regarding products, processes, business strategies and plans, customer lists, research and development

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programs, computer programs, hardware configuration information, technical drawings, algorithms, know-how, formulas, processes, ideas, inventions (whether patentable or not), trade secrets, schematics and other technical, business, marketing and product development plans, revenues, expenses, earnings projections, forecasts, strategies, and other non-public business, technological, and financial information.
“Contribution Agreement” means that certain Amorco Contribution, Conveyance and Assumption Agreement dated as of the date hereof by and among Tesoro Corporation, Tesoro Companies, Inc., TRMC, Tesoro Logistics GP, LLC, Partnership and TLO, as amended, restated, modified or supplemented from time to time.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.
“Crude Oil Pipelines” has the meaning set forth in the Recitals.
“CSLC” has the meaning set forth in the Recitals.
“Excess Volume Throughput Fee” has the meaning set forth in Section 5(a)(iii).
“Extension Period” has the meaning set forth in Section 4.
“Force Majeure” means circumstances not reasonably within the control of TLO and which, by the exercise of due diligence, TLO is unable to prevent or overcome that prevent performance of TLO's obligations, including: acts of God, strikes, lockouts or other industrial disturbances, wars, riots, fires, floods, storms, orders of courts or Governmental Authorities, explosions, terrorist acts, breakage, accident to machinery, storage tanks or lines of pipe and inability to obtain or unavoidable delays in obtaining material or equipment and similar events.
“Force Majeure Notice” has the meaning set forth in Section 21(a).
“Force Majeure Period” has the meaning set forth in Section 21(a).
“General Partner” means Tesoro Logistics GP, LLC.
“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.
“Incremental Volume Throughput Fee” has the meaning set forth in Section 5(a)(ii).
“Interim Period” means the period commencing on the Commencement Date and continuing until the actual date of the Lease Assignment.
“Lease Assignment” has the meaning set forth in the Recitals.
“Lease Renewal” has the meaning set forth in the Recitals.
“Minimum Throughput Commitment” means, subject to Section 6(c), an aggregate volume of 1,977,083 Barrels (approximately 65,000 Barrels per day) of crude oil per Month received over the

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Wharf; provided, however, that the Minimum Throughput Commitment during the Month in which the Commencement Date occurs shall be prorated in accordance with the ratio of the number of days, including and following the Commencement Date, in such Month to the total number of days in such Month.
“Month” means the period commencing on the Commencement Date and ending on the last day of the calendar month in which service begins and each successive calendar month thereafter.
“MOTEMS” has the meaning set forth in Section 7(a)(ii)(2).
“MTCF” has the meaning set forth in Section 5(a)(i).
“MTUTA First Offer Period” has the meaning set forth in Section 20(e).
“MTUTA Right of First Refusal” has the meaning set forth in Section 20(e).
“Notice Period” has the meaning set forth in Section 22(a).
“Omnibus Agreement” means that certain Amended and Restated Omnibus Agreement dated as of the date hereof by and among Tesoro Companies, Inc., TRMC, Tesoro Alaska Company, Tesoro Logistics GP, LLC, Tesoro High Plains Pipeline Company LLC, Partnership and TLO, as amended, restated, modified or supplemented from time to time.
“Operational Services Agreement” means that certain Amended and Restated Operational Services Agreement dated as of the date hereof by and among Tesoro Corporation, Tesoro Companies, Inc., TRMC, Tesoro Alaska Company, Tesoro Logistics GP, LLC, Partnership and TLO, as amended, restated, modified or supplemented from time to time.
“Operating Capacity” means (i) with respect to each Tank, the effective storage capacity of such Tank, taking into account accepted engineering principles, industry standards, American Petroleum Institute guidelines and Applicable Laws, under actual conditions as they may exist at any time, and (ii) with respect to the Amorco Assets, the ability to receive crude oil at the Wharf for prompt transshipment to the Refinery. The current Operating Capacity of each Tank as of the date hereof is listed on Schedule B attached hereto. The current Operating Capacity of the Amorco Assets, as a whole, is 600,000 Barrels in any twenty-four (24) hour period, but not more than 5,830,000 Barrels in any Month.
“Operating Requirements” means any and all laws, regulations, rules, permits, orders, conditions and procedures relating to the operation and use of the Wharf, Storage Facility (including the Tanks) and the Pipelines that generally apply to receipt, delivery, loading, unloading, storage, and transportation of Products at the Wharf, Storage Facility and through the Pipelines, including without limitation those general terms and conditions specified in Schedule C.
“Partnership” means Tesoro Logistics LP.
“Partnership Change of Control” means Tesoro Corporation ceases to Control the general partner of the Partnership.
“Party” or “Parties” means that each of TRMC and TLO is a “Party” and collectively are the “Parties” to this Agreement.

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“Person” means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.
“Pipeline” or “Pipelines” has the meaning set forth in the Recitals.
“Plains Terminal” has the meaning set forth in the Recitals.
“Product” or “Products” means crude oil, refined products, water and other materials throughput at the Wharf, on the Pipelines and/or stored in the Tanks in the ordinary course of business.
“Purchase First Offer Period” has the meaning set forth in Section 23(d).
“Purchase Right of First Refusal” has the meaning set forth in Section 23(d).
“Receiving Party Personnel” has the meaning set forth in Section 26.
“Refined Products Pipeline” has the meaning set forth in the Recitals.
“Refinery” has the meaning set forth in the Recitals.
“Restoration” has the meaning set forth in Section 6(d).
“Shell Capacity” means the gross storage capacity of a Tank, based upon its dimensions, as set forth for each Tank on Schedule B attached hereto.
“Shortfall Credit” has the meaning set forth in Section 8(a).
“Storage Facility” has the meaning set forth in the Recitals.
“Suspension Notice” has the meaning set forth in Section 22(a).
“Tanks” mean the five (5) tanks owned by TLO and listed on Schedule B attached hereto, each of which is used for the storage of Products and located at the Storage Facility.
“Term” and “Initial Term” each have the meaning set forth in Section 4.
“Termination Notice” has the meaning set forth in Section 21(a).
“Throughput and Tankage Fees” has the meaning set forth in Section 5(a).
“TLO” has the meaning set forth in the Preamble.
“TLO Indemnitee” and “TLO Indemnitees” have the meanings set forth in Section 19(b).
“TRMC” has the meaning set forth in the Preamble.
“TRMC Indemnitee” and “TRMC Indemnitees” have the meanings set forth in Section 19(a).
“TRMC Termination Notice” has the meaning set forth in Section 21(b).
“URPP Use Fee” has the meaning set forth in Section 5(b).

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“Water Pipeline” has the meaning set forth in the Recitals.
“Wharf” has the meaning set forth in the Recitals.
“Wharf Lease” has the meaning set forth in the Recitals.

2.	GENERAL UNDERTAKINGS

Subject to the terms and conditions of this Agreement and the effective Operating Capacity of the Amorco Assets, each Month during the Term, TRMC shall be entitled to receive the Minimum Throughput Commitment at the Wharf. The Pipelines identified on Schedule A attached hereto and the Tanks identified on Schedule B attached hereto shall be dedicated and used exclusively for the throughput and storage of TRMC's Products. For those dedicated Pipelines and Tanks, TRMC shall be responsible for providing all line fill and tank heels required for the operation of such Pipelines and Tanks. At any time after any such Product has been received in such Tanks, TLO may, for operational, environmental or safety reasons, move such Product to one or more other Tanks within the Storage Facility, at TLO's sole cost and expense.

3.	COMMENCEMENT DATE

The Parties anticipate that the “Commencement Date” will be April 1, 2012. The actual Commencement Date shall be the date specified by TLO in a written notice to TRMC. The Parties agree that there are a number of factors that may affect the actual Commencement Date. Consequently, neither Party shall have any right or remedy against the other Party if the actual Commencement Date is earlier or later than the anticipated Commencement Date.

4.	TERM

The initial term of this Agreement shall commence on the Commencement Date and shall continue through March 31, 2022 (the “Initial Term”); provided, however, that TRMC may, at its option, extend the Initial Term for up to two (2) renewal terms of five (5) years each (each, an “Extension Period”) by providing written notice of its intent to TLO no less than ninety (90) days prior to the end of the Initial Term or the then-current Extension Period. The Initial Term, and any extensions of this Agreement as provided above, shall be referred to herein as the “Term”.

5.	THROUGHPUT, TANKAGE AND USAGE FEES; PASS THROUGH COSTS

(a)    Throughput and Tankage Fees. TRMC agrees to pay to TLO the following fees for all Barrels of crude oil throughput by TRMC at the Wharf and on the Crude Oil Pipelines, and stored at the Storage Facility (collectively, the “Throughput and Tankage Fees”):
(i)    a Minimum Throughput Commitment Fee (the “MTCF”) of $1,087,395.65 per Month which is $0.55/Barrel multiplied by the Minimum Throughput Commitment; plus
(ii)    $0.55/Barrel for all vessel receipts throughput in a Month in excess of the Minimum Throughput Commitment but less than 2,129,167 Barrels (the “Incremental Volume Throughput Fee”); plus
(iii)     $0.10/Barrel for all vessel receipts throughput in a Month in excess of 2,129,167 Barrels (the “Excess Volume Throughput Fee”), such excess encompassing the aggregate use of the Wharf, Tanks and Crude Oil Pipelines, and such fee to be the exclusive throughput fee for

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volumes in excess of 2,129,167 Barrels in a Month; provided, however, that any applicable costs specified in Section 6 below shall still apply to any such excess volumes.
(b)    Unlimited Refined Products Pipeline Use Fee. TRMC agrees to pay to TLO a $30,000/Month flat fee for TRMC's unlimited use of the Refined Products Pipeline (the “URPP Use Fee”), subject to the physical capacity thereof.
(c)    Fee Adjustments.
(i)    All fees set forth in Section 5(a) and (b) above shall be increased on July 1 of each year of the Term, by a percentage equal to the greater of zero or the positive change in the CPI-U (All Urban Consumers), as reported by the U.S. Bureau of Labor Statistics.
(ii)    TLO has the right to adjust the MTCF to include the actual increase of any CSLC lease rental expense under the Lease Renewal.

6.	SURCHARGES AND REIMBURSEMENTS; CAPABILITIES OF FACILITIES

(a)Surcharges and Reimbursements. TRMC shall reimburse TLO for, or TLO shall be permitted to charge TRMC an additional per Barrel surcharge for any and all of the following:

(i)the actual cost of any capital expenditures that TLO agrees to make upon TRMC's request, including those provided for in Section 6(c) through (e) below;

(ii)any cleaning, degassing or other preparation of the Tanks at the expiration of this Agreement or as specifically requested by TRMC;

(iii)The costs that TLO incurs in complying with any new Applicable Laws that affect the Storage Facility, the Pipelines or services provided by TLO to TRMC hereunder; provided, that (A) compliance by TLO with any such new law or regulation requires substantial unanticipated capital expenditures by TLO, (B) TLO has made good faith efforts to mitigate the effect of any such law or regulation and (C) TLO has negotiated in good faith with TRMC in order to agree on the level of any such surcharge;

(iv)Any capital expenditures or other costs incurred by TLO for currently unanticipated improvements to the Wharf that may be required by the CSLC in connection with the Lease Renewal; provided, that (A) TLO has made good faith efforts to mitigate those costs and (B) TLO has negotiated in good faith with TRMC in order to agree on the level of any surcharge;

(v)All taxes (other than ad valorem taxes, property taxes, income taxes, gross receipt taxes, payroll taxes and similar taxes) that TLO specifically incurs on TRMC's behalf for the services TLO provides to TRMC hereunder, if such reimbursement is not prohibited by law;

(vi)Any costs for Wharf dredging beyond routine maintenance dredging that materially increases operating costs above historical levels;

(vii)Any future assessments made by the Army Corp of Engineers or other agencies for dredging or deepening of the channels leading to the Wharf; provided,

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however, that TRMC will have approval authority for discretionary Army Corp of Engineers expenditures that may require a surcharge to be imposed; and

(viii)If TRMC objects to TLO incurring any costs under items (iv), (vi) or (vii) above, or to the level of any surcharge under (iii) above, then TLO shall incur and impose a surcharge for those expenditures as it deems, in its sole discretion, to be mandatory. In such case, if TLO determines that all or some costs to which TRMC has objected could be reduced or mitigated by changes in operation of any of the Amorco Assets, including taking an Amorco Asset out of service, reducing capacity of an Amorco Asset, or restricting use of an Amorco Asset, then TRMC may request that TLO do so, rather than imposing a surcharge to maintain service at a particular level, and in that event, TLO shall make reasonable efforts to accommodate such request; provided that TLO shall not be required to take any actions that it believes in good faith might result in a violation of any Operating Requirement and such reduction in capacity shall not be a Force Majeure event or other basis for any reduction in TRMC's Minimum Throughput Commitment or for a reduction in any fees except surcharges avoided by such reduction in capacity.

(b)Lease Renewal Costs. TLO shall be permitted to charge TRMC an additional per Barrel surcharge for an amount sufficient to compensate TLO for an increase in operating costs resulting from the actual increase of any CSLC lease rental expense under the Lease Renewal;

(c)Service Interruptions. TLO shall use reasonable commercial efforts to minimize the interruption of service at the Wharf, the Storage Facility and each Pipeline. TLO shall promptly inform TRMC's operational personnel of any anticipated partial or complete interruption of service at the Wharf, any Pipeline or Tank, including relevant information about the nature, extent, cause and expected duration of the interruption and the actions TLO is taking to resume full operations, provided that TLO shall not have any liability for any failure to notify, or delay in notifying, TRMC of any such matters except to the extent TRMC has been materially prejudiced or damaged by such failure or delay. To the extent practicable, TLO shall coordinate repairs and maintenance on the Amorco Assets with TRMC's planned shipping schedule to minimize downtime when TRMC has scheduled use of the Amorco Assets. Notwithstanding any of the immediately foregoing to the contrary, if TRMC is unable to throughput 65,000 Barrels on any day when TRMC has scheduled the berthing of a vessel at the Wharf, by reason of any of the Amorco Assets being out of service, the Minimum Throughput Commitment shall be reduced by 65,000 Barrels per day for each full day that the Wharf remains out of service to allow berthing and unloading by such vessel and delivery of the cargo at the Refinery.

(d)Maintenance and Repair Standards. Subject to Force Majeure and interruptions for routine repair and maintenance, consistent with customary terminal industry standards, TLO shall maintain the Wharf and each Pipeline and Tank in a condition and with a capacity sufficient to throughput a volume of TRMC's Products at least equal to the current Operating Capacity for such Pipeline and Tanks and the Wharf and Storage Facility as a whole. TLO's obligations may be temporarily suspended during the occurrence of, and for the entire duration of, a Force Majeure or other interruption of service, to the extent such Force Majeure or other interruption of service impairs TLO's ability to perform such obligations. If for any reason, including, without limitation, a Force Majeure event, the throughput or storage capacity of the Wharf, any Pipeline or Tank should fall below its current Operating Capacity, then within a reasonable period of time thereafter, TLO shall make commercially reasonable repairs to restore the capacity of the Wharf, such Pipeline or Tank to current Operating Capacity (“Restoration”). Except as provided below in Section 6(e), all of such Restoration shall be at TLO's cost and expense unless the damage creating the need for such repairs was caused by the negligence or willful misconduct of TRMC, its employees, agents or customers. Notwithstanding the foregoing, TLO shall have only one Tank and

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transfer pump at a time out for scheduled maintenance. TLO will make best commercial efforts to coordinate major scheduled maintenance projects or other planned Dock outages with the Refinery's #50 Crude Unit turnaround schedule.

(e)Capacity Resolution.    In the event of the failure of TLO to maintain the Wharf, any Pipeline or Tank in a condition and with a capacity sufficient to throughput and store a volume of TRMC's Products equal to its current Operating Capacity, then either Party shall have the right to call a meeting between executives of both Parties by providing at least two (2) Business Days' advance written notice. Any such meeting shall be held at a mutually agreeable location and will be attended by executives of both Parties each having sufficient authority to commit his or her respective Party to a Capacity Resolution (as defined below). At the meeting, the Parties will negotiate in good faith with the objective of reaching a joint resolution for the Restoration of capacity on the Wharf, Pipeline or Tank which will, among other things, specify steps to be taken by TLO to fully accomplish Restoration and the deadlines by which the Restoration must be completed (the “Capacity Resolution”). Without limiting the generality of the foregoing, the Capacity Resolution shall set forth an agreed upon time schedule for the Restoration activities. Such time schedule shall be reasonable under the circumstances, consistent with customary terminal industry standards and shall take into consideration TLO's economic considerations relating to costs of the repairs and TRMC's requirements concerning its refining and marketing operations. TLO shall use commercially reasonable efforts to continue to provide storage and throughput of TRMC's Products at the Wharf, Pipelines and Storage Facility, to the extent the Wharf, Pipelines and Storage Facility have capability of doing so, during the period before Restoration is completed; provided, however, that the Throughput and Tankage Fee shall be reduced to account for the reduced Operating Capacity until such Restoration is complete. In the event that TRMC's economic considerations justify incurring additional costs to restore the Wharf, Pipeline or Tank in a more expedited manner than the time schedule determined in accordance with the preceding sentences, TRMC may require TLO to expedite the Restoration to the extent reasonably possible, subject to TRMC's payment, in advance, of the estimated incremental costs to be incurred as a result of the expedited time schedule. In the event that the Operating Capacity of a Tank is reduced, and the Parties agree that the Restoration of such Tank to its full Operating Capacity is not justified under the standards set forth in the preceding sentences, then the Parties shall negotiate an appropriate adjustment to the Throughput and Tankage Fees to account for the reduced Operating Capacity available for TRMC's use. In the event the Parties agree to an expedited Restoration plan in which TRMC agrees to fund a portion of the Restoration cost or a reduced Throughput and Tankage Fee, then neither Party shall have the right to terminate this Agreement pursuant to Section 20 below as a result of the events necessitating the Restoration contemplated by this Section 6(e), so long as any such Restoration is completed with due diligence. TRMC shall pay its portion of the Restoration costs to TLO in advance based on an estimate based on reasonable engineering standards promulgated by the Association for Facilities Engineering. Upon completion, TRMC shall pay the difference between the actual portion of Restoration costs to be paid by TRMC pursuant to this Section 6(e) and the estimated amount paid under the preceding sentence within thirty (30) days after receipt of TLO's invoice therefor, or, if appropriate, TLO shall pay TRMC the excess of the estimate paid by TRMC over TLO's actual costs as previously described within thirty (30) days after completion of the Restoration.

(f)TRMC's Right To Cure. If at any time after the occurrence of (x) a Partnership Change of Control or (y) a sale of the Refinery, TLO either (i) refuses or fails to meet with TRMC within the period set forth in Section 6(e), (ii) fails to agree to perform a Capacity Resolution in accordance with the standards set forth in Section 6(e), or (iii) fails to perform its obligations in compliance with the terms of a Capacity Resolution, TRMC may, as its sole remedy for any breach by TLO of any of its obligations under Section 6(e), require TLO to complete a Restoration of the affected Amorco Asset, and the Throughput and Tankage Fee shall be reduced to account for the reduced Operating Capacity until such Restoration is completed. Any such Restoration required under this Section 6(f) shall be completed by TLO at TRMC's cost. TLO shall use commercially reasonable efforts to continue to provide storage and

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throughput of TRMC's Products at the affected Amorco Asset while such Restoration is being completed. Any work performed by TLO pursuant to this Section 6(f) shall be performed and completed in a good and workmanlike manner consistent with applicable pipeline industry standards and in accordance with all applicable laws, rules and/or regulations. Additionally, during such period after the occurrence of (x) a Partnership Change of Control or (y) a sale of the Refinery, TRMC may exercise any remedies available to it under this Agreement (other than termination), including the right to immediately seek temporary and permanent injunctive relief for specific performance by TLO of the applicable provisions of this Agreement, including, without limitation, the obligation to make Restorations as described herein.

7.OPERATION OF THE WHARF AND PIPELINES DURING INTERIM PERIOD

(a)    TLO Covenants. During the Interim Period, TLO covenants as follows:

(i)    the General Partner, on behalf of TLO, will provide necessary personnel, equipment and other services for the operation and maintenance of the Wharf and the Pipelines.

(ii)    TLO will reimburse TRMC for:

(1) all rentals under the Wharf Lease;

(2) any and all repairs and maintenance costs and capital expenditures for the Wharf and Pipelines, including without limitation all state required Marine Oil Terminal Engineering and Maintenance Standards (“MOTEMS”) obligations (other than those originally scheduled prior to the Commencement Date), but excluding those Amorco related-items specified in Schedule VI of the Omnibus Agreement, and any and all repairs and maintenance costs and capital expenditures resulting from a defect in existence at the time of the conveyance of the Wharf and Pipelines to TLO to the extent to which TRMC shall indemnify TLO pursuant to the Omnibus Agreement;

(3) all right of way expenses for the Pipelines; and

(4) without duplication of any amounts reimbursed or paid under the Omnibus Agreement or the Operational Services Agreement, any and all taxes, fees, insurance premiums, assessments or spill planning and/or response costs (except those costs for oil spill response services provided by the Marine Preservation Association related to obligations for oil spill prevention response, as provided in Schedule IV of the Omnibus Agreement) incurred by TRMC as lessee under the Wharf Lease or owner of the Pipelines.

(iii)    To the extent that any costs for which TLO should reimburse TRMC would be costs that could be immediately recovered by TLO by reason of per barrel surcharge to TRMC, as otherwise provided in Section 6, then TLO shall not be required to reimburse TRMC, and the surcharges shall not apply to such costs.

(iv)    TLO will also indemnify TRMC against any other claims, liabilities or losses that TRMC incurs in its status as lessee under the Wharf Lease or owner of the Pipelines during the Interim Period.

(b)    TRMC Covenants. During the Interim Period, TRMC covenants as follows:

(i)    TRMC shall pay to TLO those fees specified in Section 5 above.

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(ii)    If the Lease Renewal requires a retroactive payment for increased rentals under the Wharf Lease prior to the date the Lease Renewal is issued by the CSLC, then TRMC shall remain solely responsible for paying such increased rentals for the prior period. TLO shall not be required to reimburse TRMC for any such retroactive increase attributable to the Interim Period, nor shall the MTCF be increased to cover such retroactive increased rentals attributable to the Interim Period.

(iii)    It is anticipated that TRMC may seek to obtain from the CSLC a renewal and extension of its nearby Avon wharf at the same time that it obtains a renewal and assignment of the Wharf Lease for the Amorco Wharf. TRMC will remain solely responsible for all costs associated with renewal and extension of the lease for the Avon wharf.

(c)    Mutual Covenants. During the Interim Period, both TRMC and TLO covenant as follows:

(i)    To cooperate in good faith to complete the Lease Assignment and the Lease Renewal and to complete the COFR Assignment. The Parties will cooperate and proceed in good faith to expedite issuance by the CSLC of the Lease Renewal and Lease Assignment as soon as reasonably practicable, under terms and procedures consistent with CSLC and state requirements.

(ii)    At any time before the issuance of the Lease Renewal, TLO will have the right to request that TRMC assign to TLO the current holdover Wharf Lease, and upon such request, TRMC will act with reasonable diligence, and TLO will cooperate with TRMC, in order to obtain CSLC approval of the transfer of the Wharf Lease as soon as reasonably practicable, under terms and procedures consistent with CSLC and state requirements. Ownership of the Pipelines will be transferred concurrently with such assignment of the Wharf Lease and the Parties will cooperate in good faith to consummate such conveyance.

8.	PAYMENTS

(a)    Monthly Shortfall Credit. If, during any Month, actual Barrels throughput by TRMC are less than the Minimum Throughput Commitment, then TRMC shall nevertheless pay to TLO the MTCF. TRMC shall be entitled to a credit (a “Shortfall Credit”) equal to the product of $.55/Barrel multiplied by the difference between the Minimum Throughput Commitment and the volumes actually received at the Wharf during such Month. The Shortfall Credit shall be posted as a credit to TRMC's account, and shall be applied in subsequent Monthly invoices against amounts owed by TRMC for Incremental Volume Throughput Fees and Excess Volume Throughput Fees during any of the succeeding three (3) Months. A Shortfall Credit will be applied in the order in which such Shortfall Credit accrues and any portion of the Shortfall Credit that is not used by TRMC during the succeeding three (3) Months will expire (e.g., a Shortfall Credit which accrues in January will be available in February, March and April, will expire at the end of April, and must be applied prior to applying such Shortfall Credit which accrues in February).
(b)    Monthly Reconciliation. Actual volumes are to be determined Monthly, based upon vessel receipts during that Month and credited towards the Minimum Throughput Commitment in such Month. Deliveries of a vessel's cargo will apply to the Month in which unloading is completed; provided, however, that if a cargo cannot be unloaded in the Month in which unloading was scheduled due to the failure of TLO to perform the unloading as scheduled, then the Parties shall negotiate in good faith to determine the appropriate Month in which to credit receipt of such cargo. At the end of each Month, TLO

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will calculate the total fees that TRMC incurred for throughputting Barrels during such Month, as follows:

(i)	the MTCF for the Minimum Throughput Commitment (with a statement of any applicable Shortfall Credit for underdeliveries); plus

(ii)	the Incremental Volume Throughput Fee and Excess Volume Throughput Fee for actual Barrels shipped during such Month in excess of the Minimum Throughput Commitment; plus

(iii)	the URPP Use Fee for such Month; less

(iv)
any applicable Shortfall Credits, provided, however, that the Shortfall Credits applied in any Month shall not exceed the amount of Throughput and Tankage Fees allocable for such Month to excess volumes; plus

(v)	any Monthly surcharges payable for such Month pursuant to Section 6(a).
TLO will also calculate the amount of any special reimbursements required under Section 6(a), setting forth reasonable detail of the basis for such reimbursement.
TRMC will calculate all costs incurred by TRMC as lessee under the Wharf Lease and owner of the Pipelines during the Interim Period for reimbursement by TLO, as required under Section 7.
(c)    Invoices. Each Party will invoice the other Party Monthly, providing its calculations of all the applicable items set forth above, and all amounts owed shall be due and payable no later than ten (10) Business Days after such Party's receipt of the other Party's invoice. The MTCF shall be invoiced at the end of the Month for which it applies. Netting shall be permitted for amounts owed by TRMC to TLO against amounts owed by TLO to TRMC for costs incurred by TRMC as lessee under the Wharf Lease and owner of the Pipelines. Any past due payments owed by either Party to the other shall accrue interest, payable on demand, at the lesser of (i) the rate of interest announced publicly by JPMorgan Chase Bank, in New York, New York, as JPMorgan Chase Bank's prime rate (which Parties acknowledge and agree is announced by such bank and used by the Parties for reference purposes only and may not represent the lowest or best rate available to any of the customers of such bank or the Parties), plus four percent (4%), and (ii) the highest rate of interest (if any) permitted by Applicable Law, from the due date of the payment through the actual date of payment.

9.	VETTING, SCHEDULING, ETC.

All vetting of vessels and scheduling of receipts into the Wharf and delivery into and redelivery out of the Tanks into the Pipelines shall be made in accordance with those procedures and general terms and conditions substantially set forth in the form attached hereto as Schedule C. TRMC shall identify to TLO prior to the delivery of any Product to the Wharf the specific Pipelines and Tanks to be used for receiving, transporting and storing such Product. Notwithstanding anything contained herein, TLO shall in no way be responsible for demurrage.

10.	SERVICES; OPERATIONS; VOLUME GAINS AND LOSSES

(a)    Services. The services provided by TLO pursuant to this Agreement shall consist of throughputting, handling and storage of the Products at the Wharf, the Storage Facility and the Pipelines.

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(b)    Operations. TLO will operate the Wharf, Storage Facility and the Pipelines consistent with customary industry practices, as applicable for a single user operation. The Wharf, Storage Facility and Pipelines will be available on 24/7/365 basis, as needed.
(c)    Volume Gains and Losses. TLO shall have no obligation to measure volume gains and losses and shall have no liability whatsoever for normal course physical losses that may result from the storage of the Products at the Tanks and the transportation of the Products through the Wharf and Pipelines, except if such losses are caused by the gross negligence or willful misconduct of TLO, as further described in Section 19 herein. TRMC will bear any volume gains and losses that may result from the storage or transportation of the Products at the Wharf, Storage Facility and through the Pipelines, respectively.

11.	EXCLUSIVE SERVICE AND DEDICATED USE

In order to effectuate the underlying objectives of this Agreement, TLO agrees that during the Term, the Amorco Assets shall be dedicated exclusively to the use of TRMC, and TLO shall not use any Amorco Asset to provide services for any third party, except upon specific directions from TRMC. The Pipelines identified on Schedule A attached hereto and the Tanks identified on Schedule B attached hereto shall be dedicated and used exclusively for the throughput and storage of TRMC's Products. At any time after any such Product has been received in such Tanks, TLO may, for operational, environmental or safety reasons, and in its sole discretion, move such Product to one or more other Tanks within the Storage Facility, at TLO's sole cost and expense.

12.	CUSTODY TRANSFER AND TITLE

TLO shall be deemed to have custody of the Product being transported through the Wharf, in the Storage Facility and on the Pipelines to the Storage Facility at the time it enters the Wharf; for other Products, TLO shall be deemed to have custody where it enters the receiving line at the Storage Facility. TRMC shall be deemed to receive custody of the Product at the time it enters the Refinery from the Pipelines. Upon re-delivery of any Product to TRMC's account, TRMC shall become solely responsible for any loss, damage or injury to Person or property or the environment, arising out of transportation, possession or use of such Product after transfer of custody. Title and risk of loss to all TRMC's Products received at the Wharf, in the Storage Facility, the Tanks, and the Pipelines shall remain with TRMC at all times. Both Parties acknowledge that this Agreement represents a bailment of Products by TRMC to TLO and not a consignment of Products, it being understood that TLO has no authority hereunder to sell or seek purchasers for the Products of TRMC. TRMC hereby warrants that it shall have good title to and the right to deliver, store and receive Products pursuant to the terms of this Agreement. TRMC acknowledges that, notwithstanding anything to the contrary contained in this Agreement, and except with respect to the Wharf and the Pipelines during the Interim Period, TRMC has or acquires no right, title or interest in or to any of Wharf, the Storage Facility (including the Tanks) and the Pipelines, except the right to receive, deliver, load, unload and store the Products in the Tanks and through the Pipelines as set forth herein. TLO shall retain control of the Storage Facility, including the Tanks, and after Lease Assignment, the Wharf and the Pipelines, at all times.

13.	OPERATING REQUIREMENTS

Each of the Parties hereby agrees to strictly abide by the Operating Requirements. Each Party, to the extent applicable, shall also carry out the handling of the Products at the Wharf, Storage Facility, the Tanks, and the Pipelines in accordance with the Operating Requirements.

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14.	TANK MODIFICATION AND CLEANING

(a)Tank Modifications. Each of Tanks shall be used for its historical service, provided however, that TRMC may request that a Tank be changed for storage of a different grade or type of Product. In such an instance, TLO shall agree in good faith to a change in such service, if the same can be accomplished in accordance with reasonable commercial standards, accepted industry and engineering guidelines, permit requirements and Applicable Law. If any such modifications, improvements, vapor recovery, cleaning, degassing, or other preparation of the Tanks is performed by TLO at the request of TRMC, TRMC shall bear all direct costs attributable thereto, including, without limitation, the cost of removal, processing, transportation, and disposal of all waste and the cost of any taxes or charges TLO may be required to pay in regard to such waste. TLO may require TRMC to pay all such amounts prior to commencement of any remodeling work on the Tanks, or by mutual agreement, the Parties may agree upon an increase in the Throughput and Tankage Fees reimburse TLO for its costs of such modifications, plus a reasonable return on capital.

(b)Responsibility for Fees. Should TLO take any of Tanks out of service for regulatory requirements, repair, or maintenance, TRMC shall be solely responsible for any alternative storage or product movements as required and all fees associated with such movements. TRMC shall not be reimbursed for any outside storage or transportation costs associated with any alternative movements that result from foregoing requirements. TRMC shall not be responsible to TLO for any throughput fees and dedicated tank storage fees associated with any Tanks taken out of service during the period that such Tank is out of service.

15.LIEN WAIVERS

TLO hereby waives, relinquishes and releases any and all liens, including without limitation, any and all warehouseman's liens, custodian's liens, rights of retention and/or similar rights under all applicable laws, which TLO would or might otherwise have under or with respect to all Products stored or handled hereunder. TLO further agrees to furnish documents reasonably acceptable to TRMC and its lender(s) (if applicable), and to cooperate with TRMC in assuring and demonstrating that Product titled in TRMC's name shall not be subject to any lien on the Storage Facility or TLO's crude oil and other products stored there.

16.	TAXES

TRMC shall pay or cause to be paid all taxes, levies, royalties, assessments, licenses, fees, charges, surcharges and sums due of any nature whatsoever (other than ad valorem taxes, property taxes, income taxes, gross receipt taxes, payroll taxes and similar taxes) imposed by any federal, state or local government that TLO incurs on TRMC's behalf for the services provided by TLO under this Agreement. If TLO is required to pay any of the foregoing, TRMC shall promptly reimburse TLO in accordance with the payment terms set forth in this Agreement.

17.	COMPLIANCE WITH LAW AND GOVERNMENT REGULATIONS

(a)    Compliance With Law. TRMC certifies that none of the Products covered by this Agreement were or will be derived from crude petroleum, petrochemical, or gas which was produced or withdrawn from storage or imported in violation of any federal, state or other governmental law, nor in violation of any rule, regulation or promulgated by any governmental agency having jurisdiction in the premises.

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(b)    Licenses and Permits. TLO shall maintain all necessary licenses and permits for the storage of Products at the Storage Facility and the Amorco Assets.
(c)     Applicable Law. The Parties are entering into this Agreement in reliance upon and shall fully comply with all Applicable Law which directly or indirectly affects the Products throughput hereunder, or any receipt, throughput delivery, transportation, handling or storage of Products hereunder or the ownership, operation or condition of the Amorco Assets. Each Party shall be responsible for compliance with all Applicable Laws associated with such Party's respective performance hereunder and the operation of such Party's facilities. To the extent required by Applicable Law, and as applicable to the services performed under this Agreement, each Party shall specifically comply, and require its contractors and subcontractor(s) to comply with California Civil Code, Section 1714.43, as applicable to ensure that all contractors, subcontractors, vendors and suppliers comply with all labor laws, including laws against slave labor and human trafficking and that such contractors, subcontractors, vendors and suppliers verify that the materials incorporated into any products manufactured for either Party are in compliance with all such laws. In the event any action or obligation imposed upon a Party under this Agreement shall at any time be in conflict with any requirement of Applicable Law, then this Agreement, shall immediately be modified to conform the action or obligation so adversely affected to the requirements of the Applicable Law, and all other provisions of this Agreement shall remain effective.

(d)    New Or Changed Applicable Law. If during the Term, any new Applicable Law becomes effective or any existing Applicable Law or its interpretation is materially changed, which change is not addressed by another provision of this Agreement and which has a material adverse economic impact upon a Party, then either Party, acting in good faith, shall have the option to request renegotiation of the relevant provisions of this Agreement with respect to future performance. The Parties shall then meet and negotiate in good faith amendments to this Agreement that will conform this Agreement to the new Applicable Law while preserving the Parties' economic, operational, commercial and competitive arrangements in accordance with the understandings set forth herein.

18.	LIMITATION ON LIABILITY

Notwithstanding anything to the contrary contained herein, except to the extent set forth herein, neither Party shall be liable or responsible to the other Party or such other Party's affiliated Persons for any consequential, incidental, or punitive damages (including demurrage, whether related to marine movements or otherwise), or for loss of profits or revenues (collectively referred to as “special damages”) incurred by such Party or its affiliated Persons that arise out of or relate to this Agreement, regardless of whether any such claim arises under or results from contract, tort, or strict liability; provided that the foregoing limitation is not intended and shall not affect special damages imposed in favor of unaffiliated Persons that are not Parties to this Agreement. Except as expressly provided in this Agreement, neither Party makes any guarantees or warranties of any kind, expressed or implied, and each Party specifically disclaims all implied warranties of any kind or nature, including any implied warranty of merchantability and/or any implied warranty of fitness for a particular purpose.

19.	INDEMNIFICATION

(a)    Notwithstanding anything else contained in this Agreement, TLO shall release, defend, protect, indemnify, and hold harmless TRMC and each of its respective affiliates, officers, directors, shareholders, agents, employees, successors-in-interest and assignees (each individually, a “TRMC Indemnitee”, and collectively, the “TRMC Indemnitees”), from and against any and all demands, claims (including third-party claims), losses, costs, suits, or causes of action (including, but not limited to, any

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judgments, losses, liabilities, fines, penalties, expenses, interest, reasonable legal fees, costs of suit, and damages, whether in law or equity and whether in contract, tort, or otherwise) for or relating to (i) personal or bodily injury to, or death of the employees of any TRMC Indemnitee and, as applicable, its carriers, customers, representatives, and agents, (ii) loss of or damage to any property, products, material, and/or equipment belonging to any TRMC Indemnitee and, as applicable, its carriers, customers, representatives, and agents, and each of their respective affiliates, contractors, and subcontractors (except for those volume losses provided for herein), (iii) loss of or damage to any other property, products, material, and/or equipment of any other description (except for those volume losses provided for herein), and/or personal or bodily injury to, or death of any other Person or Persons; and with respect to clauses (i) through (iii) above, to the extent caused by or resulting from the wrongful acts and omissions of TLO in connection with the ownership or operation of the Amorco Assets and the services provided hereunder, and, as applicable, its carriers, customers (other than the TRMC Indemnities), representatives, and agents, or those of their respective employees with respect to such matters, and (iv) any losses incurred by any TRMC Indemnitee due to violations of this Agreement by TLO, or, as applicable, its carriers, customers (other than the TRMC Indemnitees), representatives, and agents; PROVIDED THAT TLO SHALL NOT BE OBLIGATED TO INDEMNIFY OR HOLD HARMLESS ANY TRMC INDEMNITEE FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH TRMC INDEMNITEE.

(b)    Notwithstanding anything else contained in this Agreement, TRMC shall release, defend, protect, indemnify, and hold harmless TLO and each of its respective affiliates, officers, directors, shareholders, agents, employees, successors-in-interest and assignees (each individually, a “TLO Indemnitee”, and collectively, the “TLO Indemnitees”) from and against any and all demands, claims (including third-party claims), losses, costs, suits, or causes of action (including, but not limited to, any judgments, losses, liabilities, fines, penalties, expenses, interest, reasonable legal fees, costs of suit, and damages, whether in law or equity and whether in contract, tort, or otherwise) for or relating to (i) personal or bodily injury to, or death of the employees of any TLO Indemnitee and, as applicable, its carriers, customers, representatives, and agents; (ii) loss of or damage to any property, products, material, and/or equipment belonging to any TLO Indemnitee and, as applicable, its carriers, customers, representatives, and agents, and each of their respective affiliates, contractors, and subcontractors (except for those volume losses provided for herein); (iii) loss of or damage to any other property, products, material, and/or equipment of any other description (except for those volume losses provided for herein), and/or personal or bodily injury to, or death of any other Person or Persons; and with respect to clauses (i) through (iii) above, to the extent caused by or resulting from the wrongful acts and omissions of TRMC, in connection with TRMC's use of the Amorco Assets and the services provided hereunder and TRMC's Products stored hereunder, and, as applicable, its carriers, customers, representatives, and agents, or those of their respective employees with respect to such matters; and (iv) any losses incurred by any TLO Indemnitee due to violations of this Agreement by TRMC, or, as applicable, its carriers, customers, representatives, and agents; PROVIDED THAT TRMC SHALL NOT BE OBLIGATED TO INDEMNIFY OR HOLD HARMLESS ANY TLO INDEMNITEE FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH TLO INDEMNITEE. For the avoidance of doubt, nothing herein shall constitute a release by TRMC of any volume losses that are caused by the TLO's gross negligence, breach of this Agreement or willful misconduct.

(c)    THE INDEMNIFICATION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS,

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LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. EACH PARTY ACKNOWLEDGES THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTICE IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.

20.	TERMINATION; RIGHT TO ENTER INTO A NEW AGREEMENT

(a)Termination for Default. A Party shall be in default under this Agreement if:

(i)the Party materially breaches any provision of this Agreement and such breach is not cured within fifteen (15) Business Days after notice thereof (which notice shall describe such breach in reasonable detail) is received by such Party; or

(ii)the Party (A) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar Applicable Law, or has any such petition filed or commenced against it, (B) makes an assignment or any general arrangement for the benefit of creditors, (C) otherwise becomes bankrupt or insolvent (however evidenced) or (D) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets.

If either Party is in default as described above, then (i) if TRMC is in default, TLO may or (ii) if TLO is in default, TRMC may: (1) terminate this Agreement upon notice to the defaulting Party; (2) withhold any payments due to the defaulting Party under this Agreement; and/or (3) pursue any other remedy at law or in equity.
(b)    Termination due to Rescission by TLO. In the event that TLO should reasonably determine that the CSLC has finally:

(i)    refused to approve the Lease Renewal for TRMC;

(ii)    refused to approve the Lease Assignment at the time of the Lease Renewal, or earlier if TLO should request that TRMC seek an earlier assignment of the Wharf Lease; or

(iii)    imposed conditions upon the Lease Renewal or Lease Assignment that are unacceptable to TLO and not consistent with current terms (other than increased rent, in accordance with current standards);

and TLO has rescinded the contribution of the Amorco Assets made pursuant to the Contribution Agreement, then TLO may terminate this Agreement effective as of the date of rescission specifically provided for in the Contribution Agreement; provided, however, that indemnities will remain in place for liabilities and conditions arising prior to the Commencement Date and for liabilities relating to TLO's operation of the Amorco Assets between the Commencement Date and the date of rescission. Revenues

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and expenses during the time period between the Commencement Date and the date of rescission will not be refunded or reimbursed.

(c)    Obligations at Termination. TRMC shall, upon expiration or termination of this Agreement, promptly remove all of its Products from the Storage Facility and Pipelines within thirty (30) days of such termination or expiration. In the event all of the Product is not removed within such thirty (30) day period, TRMC shall be assessed a holdover storage fee, calculated on the same basis as the Throughput and Tankage Fees, to all Products held in storage more than thirty (30) days beyond the termination or expiration of this Agreement until such time TRMC's entire Product is removed from the Tanks and the Storage Facility.

(d)    Right to Enter New Agreement. Upon termination of this Agreement for reasons other than (x) a default by TRMC, (y) a termination due to rescission, and (y) any other termination of this Agreement initiated by TRMC pursuant to Section 21 or Section 22, TRMC shall have the right to require TLO to enter into a new marine terminal use and throughput agreement with TRMC that (i) is consistent with the terms set forth in this Agreement, (ii) relates to the same Amorco Assets that are the subject matter of this Agreement, and (iii) has commercial terms that are, in the aggregate, equal to or more favorable to TLO than fair market value terms as would be agreed by similarly-situated parties negotiating at arm's length; provided, however, that the term of any such new marine terminal use and throughput agreement shall not extend beyond April 30, 2031.

(e)    Right of First Refusal. In the event that TLO proposes to enter into a marine terminal use and throughput agreement with a third party upon the termination of this Agreement for reasons other than (x) by default by TRMC, (y) termination due to rescission, and (z) any other termination of this Agreement initiated by TRMC pursuant to Section 21 or Section 22, TLO shall give TRMC ninety (90) days prior written notice of any proposed new marine terminal use and throughput agreement with a third party, including (i) details of all of the material terms and conditions thereof and (ii) a thirty (30)-day period (beginning upon TRMC's receipt of such written notice) (the “MTUTA First Offer Period”) in which TRMC may make a good faith offer to enter into a new marine terminal use and throughput agreement with TLO (the “MTUTA Right of First Refusal”).  If TRMC makes an offer on terms no less favorable to TLO than the third-party offer with respect to such marine terminal use and throughput agreement during the MTUTA First Offer Period, then TLO shall be obligated to enter into a marine terminal use and throughput agreement with TRMC on the terms set forth in subsection (c) above. If TRMC does not exercise its MTUTA Right of First Refusal in the manner set forth above, TLO may, for the next ninety (90) days, proceed with the negotiation of the third-party marine terminal use and throughput agreement. If no third-party marine terminal use and throughput agreement is consummated during such ninety-day period, the terms and conditions of this Section 20(e) shall again become effective. Notwithstanding anything contained in this Section 20(e) to the contrary, TRMC's MTUTA Right of First Refusal shall only be available and exercisable for a period of one hundred twenty (120) days after termination of this Agreement for reasons other than (x) by default by TRMC, (y) termination due to rescission, and (z) any other termination of this Agreement initiated by TRMC pursuant to Section 21 or Section 22.

21.	FORCE MAJEURE

(a)    As soon as possible upon the occurrence of a Force Majeure, TLO shall provide TRMC with written notice of the occurrence of such Force Majeure (a “Force Majeure Notice”). TLO shall identify in such Force Majeure Notice the approximate length of time that TLO reasonably believes in good faith such Force Majeure shall continue (the “Force Majeure Period”). If TLO is unable to perform or is delayed in performing, in whole or in part, its obligations hereunder as a result of such Force Majeure, then TLO's obligations shall be suspended during, but no longer than, the continuance of such

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Force Majeure event, subject to Sections 6(c) through (f) above. If TLO advises in any Force Majeure Notice that it reasonably believes in good faith that the Force Majeure Period shall continue for more than twelve (12) consecutive Months, then, subject to Section 6 above, at any time after TLO delivers such Force Majeure Notice, either Party may terminate that portion of this Agreement relating to the affected Wharf, Pipeline(s) and/or Tank(s) (with a corresponding and pro rata adjustment in the applicable Throughput and Tankage Fees and URPP Use Fee), but only upon delivery to the other Party of a notice (a “Termination Notice”) at least twelve (12) Months prior to the expiration of the Force Majeure Period; provided, however; that such Termination Notice shall be deemed cancelled and of no effect if the Force Majeure Period ends prior to the expiration of such twelve-Month period. For the avoidance of doubt, neither Party may exercise its right under this Section 21(a) to terminate this Agreement as a result of a Force Majeure with respect to any machinery, storage, tanks, lines of pipe or other equipment that has been unaffected by, or has been restored to working order since, the applicable Force Majeure, including pursuant to a Restoration under Section 6.
(b)    Notwithstanding the foregoing, if TRMC delivers a Termination Notice to TLO (the “TRMC Termination Notice”) and, within thirty (30) days after receiving such TRMC Termination Notice, TLO notifies TRMC that TLO reasonably believes in good faith that it shall be capable of fully performing its obligations under this Agreement within a reasonable period of time, then the TRMC Termination Notice shall be deemed revoked and the applicable portion of this Agreement shall continue in full force and effect as if such TRMC Termination Notice had never been given.

22.	SUSPENSION OF REFINERY OPERATIONS

(a)    In the event that TRMC decides to permanently or indefinitely suspend refining operations at the Refinery for a period that shall continue for at least twelve (12) consecutive Months, TRMC may provide written notice to TLO of TRMC's intent to terminate this Agreement (the “Suspension Notice”). Such Suspension Notice shall be sent at any time after TRMC has publicly announced such suspension and, upon the expiration of the twelve (12)-Month period following the date such notice is sent (the “Notice Period”), this Agreement shall terminate. If TRMC publicly announces, more than two (2) Months prior to the expiration of the Notice Period, its intent to resume operations at the Refinery, then the Suspension Notice shall be deemed revoked, and this Agreement shall continue in full force and effect as if such Suspension Notice had never been delivered.
(b)    During the Notice Period, TRMC shall remain liable for Monthly payments of the Throughput and Tankage Fees and the URPP Use Fee and any reimbursements or surcharges hereunder.
(c)    During the Notice Period, TLO will not be obligated to provide exclusive dedicated use of the Amorco Assets for TRMC; provided, however, that TLO shall continue to allow TRMC use of the Amorco Assets on a priority basis, and TLO shall not dedicate any portion of the Amorco Assets to common carrier service without the prior written approval of TRMC, which approval shall not be unreasonably withheld or delayed.
(d)    Upon the expiration of the Notice Period, this Agreement shall terminate, except as provided in subsection (e) below, and TRMC's approval shall not be required for TLO to dedicate any of the Amorco Assets to common carrier service.
(e)    If the Notice Period shall occur during the Interim Period, then TRMC and TLO shall cooperate in good faith to obtain all required approvals of the CSLC and CDFG and other state agencies to permit the Lease Assignment and COFR Assignment and the transfer of the Pipelines as early as reasonably practicable, but the provisions specified in Section 6 of this Agreement regarding

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reimbursement for TRMC's costs as Lessee of the Wharf Lease and owner of the Pipelines shall continue through the Interim Period.
(f)    TRMC is not permitted to suspend or reduce its obligations under this Agreement in connection with a shutdown of the Refinery for scheduled turnarounds or other regular servicing or maintenance. If refining operations at the Refinery are suspended for any reason (including Refinery turnarounds and other scheduled maintenance), then TRMC shall remain liable for the Throughput and Tankage Fees and the URPP Use Fee and any reimbursements or surcharges under this Agreement for the duration of the suspension, unless and until this Agreement is terminated as provided above. TRMC shall provide at least thirty (30) days' prior written notice of any suspension of operations at the Refinery due to a planned turnaround or scheduled maintenance.

23.	ASSIGNMENT; RIGHT OF FIRST REFUSAL; PARTNERSHIP CHANGE OF CONTROL

(a)TRMC shall not assign any of its rights or obligations under this Agreement without TLO's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that TRMC may assign this Agreement without TLO's consent in connection with a sale by TRMC of the Refinery so long as the transferee: (i) agrees to assume all of TRMC's obligations under this Agreement and (ii) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by TRMC in its reasonable judgment.

(b)TLO shall not assign any of its rights or obligations under this Agreement without TRMC's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (i) subject to Section 23(d) below, TLO may assign this Agreement without TRMC's consent in connection with a sale by TLO of all or substantially all of the Amorco Assets so long as the transferee: (A) agrees to assume all of TLO's obligations under this Agreement; (B) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by TLO in its reasonable judgment; and (C) is not a competitor of TRMC; and (ii) TLO shall be permitted to make a collateral assignment of this Agreement solely to secure working capital financing for TLO.

(c)Any assignment that is not undertaken in accordance with the provisions set forth above shall be null and void ab initio. A Party making any assignment shall promptly notify the other Party of such assignment, regardless of whether consent is required. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

(d)In the event that TLO proposes to sell all or substantially all of the Amorco Assets to a third party, TLO shall give TRMC ninety (90) days' prior written notice of any such sale, including (i) details of all of the material terms and conditions thereof, including without limitation, a firm commitment by a capable third party purchaser to purchase the Amorco Assets at specified price, and (ii) a sixty (60)-day period (beginning upon TRMC's receipt of such written notice) (the “Purchase First Offer Period”) in which TRMC may make a good faith offer to purchase the Amorco Assets from TLO (the “Purchase Right of First Refusal”).  If TRMC makes an offer on terms no less favorable to TLO than the third-party offer with respect to such sale during the Purchase First Offer Period, then TLO shall be obligated to sell the Amorco Assets to TRMC on the same terms set forth in such offer to purchase by the third party. If TRMC does not exercise its Purchase Right of First Refusal in the manner set forth above, TLO may, for the next ninety (90) days, proceed with the negotiation of the sale of the Amorco Assets. If such sale is not consummated during such ninety (90) period, the terms and conditions of this Section 23(d) shall again become effective.

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(e)TRMC's obligations hereunder shall not terminate in connection with a Partnership Change of Control, provided, however, that in the case of any Partnership Change of Control or the sale of all or substantially all of the Amorco Assets to a purchaser other than TRMC, TRMC shall retain the option to extend the Term of this Agreement as provided in Section 4, and the Identification Date (as defined in the Omnibus Agreement) shall be deemed to have occurred, if it has not already occurred by reason of the passage of time. TLO shall provide TRMC with notice of any Partnership Change of Control at least sixty (60) days prior to the effective date thereof.

24.INSURANCE

(a)    At all times during the Term of this Agreement and for a period of two (2) years after termination of this Agreement for any coverage maintained on a “claims-made” or “occurrence” basis, each Party shall maintain at its expense the below listed insurance in the amounts specified below which are minimum requirements. Such insurance shall provide coverage to each Party, as applicable, and such policies, other than Worker's Compensation Insurance, shall include each Party as an Additional Insured, as applicable. Each policy shall provide that it is primary to and not contributory with any other insurance, including any self-insured retention, maintained by either Party (which shall be excess) and each policy shall provide the full coverage required by this Agreement. All such insurance shall be written with carriers and underwriters acceptable to both Parties, and eligible to do business in the State of California and having and maintaining an A.M. Best financial strength rating of no less than “A-“ and financial size rating no less than “VII”; provided that either Party may procure worker's compensation insurance from the State of California. All limits listed below are required MINIMUM LIMITS:

(i)	Workers Compensation and Occupational Disease Insurance which fully complies with Applicable Law of the State of California, in limits not less than statutory requirements;

(ii)
Employers Liability Insurance with a minimum limit of $1,000,000 for each accident, covering injury or death to any employee which may be outside the scope of the worker's compensation statute of the jurisdiction in which the worker's service is performed, and in the aggregate as respects occupational disease;

(iii)
Commercial General Liability Insurance, with minimum limits of $1,000,000 combined single limit per occurrence for bodily injury and property damage liability, or such higher limits as may be required by either Party or by Applicable Law from time to time. This policy shall include Broad Form Contractual Liability insurance coverage which shall specifically apply to the obligations assumed in this Agreement by the Parties;

(iv)
Automobile Liability Insurance covering all owned, non-owned and hired vehicles, with minimum limits of $1,000,000 combined single limit per occurrence for bodily injury and property damage liability, or such higher limit(s) as may be required by either Party or by Applicable Law from time to time. Limits of liability for this insurance must be not less than $1,000,000 per occurrence;

(v)
Excess (Umbrella) Liability Insurance with limits not less than $4,000,000 per occurrence. Additional excess limits may be utilized to supplement inadequate limits in the primary policies required in items (ii), (iii), and (iv) above; and

(vi)
Property Insurance, which property insurance shall be first-party property insurance to adequately cover the value of any property owned by a Party and related to such Party's performance under this Agreement, including personal property of others.

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(b)
Notwithstanding the foregoing mutual insurance requirements in subsection (a) above, TRMC shall cause all marine carriers who will access the Amorco Terminal on its behalf to maintain insurance coverage as set forth below:

(i)
Hull and Machinery Insurance to the greater of the full market value or mortgage value of each vessel and her equipment used in performing services hereunder. Such insurance shall be endorsed to include navigation limits sufficient to cover all work locations and collision and tower's liability with the Sistership Clause unamended.

(ii)
Protection and Indemnity Insurance provided through any combination of (i) full entry with a Protection and Indemnity Club; and/or (ii) policy(ies) with a commercial insurance company(ies) or underwriters syndicate(s) with terms no less broad than those customarily carried by similar marine carriers with a limit of not less than fifty million dollars ($50,000,000). Such Protection and Indemnity insurance shall include coverage for injury to or death of master, mates, and crew; tower's liability; excess collision liability; cargo legal liability; pollution liability; and contractual liability.

(iii)
Marine carriers are required to provide to TLO a current and valid Certificate of Financial Responsibility (Water Pollution) for its vessel(s) and Annex B prior to arrival at TLO's Dock. Evidence of all required insurance coverages for marine carriers must be received by the Terminal's marine scheduler before approval to berth at TLO's Dock will be granted or before authorization to enter TLO's Dock area will be given, whichever is earlier.

(b)    All such policies must be endorsed with a Waiver of Subrogation endorsement, effectively waiving rights of recovery under subrogation or otherwise, against either Party, as applicable, and shall contain where applicable, a severability of interest clause and a standard cross liability clause.
(c)    Upon execution of this Agreement and prior to the operation of any equipment by either Party, each Party will furnish to the other Party, and at least annually thereafter (or at any other times upon request by a Party) during the Term of this Agreement (and for any coverage maintained on a “claims-made” basis, for two (2) years after the termination of this Agreement), insurance certificates and/or certified copies of the original policies to evidence the insurance required herein. Such certificates shall be in the form of the “Accord” Certificate of Insurance, and reflect that they are for the benefit of such Party and shall provide that there will be no material change in or cancellation of the policies unless such Party is given at least thirty (30) days prior written notice. Certificates providing evidence of renewal of coverage shall be furnished to each Party prior to policy expiration.
(d)    Each Party shall be solely responsible for any applicable deductibles or self-insured retention.

25.	NOTICE
All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (i) if by transmission by facsimile or hand delivery, when delivered; (ii) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (iii) if mailed by an internationally recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, one (1) Business Day after deposit therewith prepaid; or (iv) by e-mail one (1) Business Day after delivery with receipt confirmed. All notices will be addressed to the Parties at the respective addresses as follows:
If to TRMC, to:
Tesoro Refining and Marketing Company

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19100 Ridgewood Parkway
San Antonio, Texas 78259
For legal notices:
Attention: Charles S. Parrish, General Counsel
phone: (210) 626-4280
fax: (210) 745-4494
email: charles.s.parrish@tsocorp.com
For all other notices and communications:
Attention: Ralph J. Grimmer, Vice President, Logistics
phone: (210) 626-4379
fax: (210) 745-4631
email: Ralph.J.Grimmer@tsocorp.com

If to TLO, to:

Tesoro Logistics Operations LLC
19100 Ridgewood Parkway
San Antonio, Texas 78259
For legal notices:
Attention: Charles S. Parrish, General Counsel
phone: (210) 626-4280
fax: (210) 745-4494
email: charles.s.parrish@tsocorp.com
For all other notices and communications:
Attention: Victoria R. Somers, Contracts Administrator - Logistics
phone: (210) 626-6390
fax: (210) 745-4490
email: victoria.r.somers@tsocorp.com

or to such other address or to such other Person as either Party will have last designated by notice to the other Party.

26.	CONFIDENTIAL INFORMATION

(a)Obligations. Each Party shall use reasonable efforts to retain the other Parties' Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 26. Each Party further agrees to take the same care with the other Party's Confidential Information as it does with its own, but in no event less than a reasonable degree of care. Excepted from these obligations of confidence and non-use is that information which:

(i)    is available, or becomes available, to the general public without fault of the receiving Party;
(ii)    was in the possession of the receiving Party on a non-confidential basis prior to receipt of the same from the disclosing Party;
(iii)    is obtained by the receiving Party without an obligation of confidence from a third party who is rightfully in possession of such information and, to the receiving Party's knowledge, is under no obligation of confidentiality to the disclosing Party; or

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(iv)    is independently developed by the receiving Party without reference to or use of the disclosing Party's Confidential Information.
For the purpose of this Section 26, a specific item of Confidential Information shall not be deemed to be within the foregoing exceptions merely because it is embraced by, or underlies, more general information in the public domain or in the possession of the receiving Party.
(b)Required Disclosure. Notwithstanding Section 26(a) above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, Governmental Authority or Applicable Law, or is required to disclose by the listing standards of any applicable securities exchange, any of the disclosing Party's Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party's Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.

(c)Return of Information. Upon written request by the disclosing Party, all of the disclosing Party's Confidential Information in whatever form shall be returned to the disclosing Party or destroyed with destruction certified by the receiving Party upon termination of this Agreement, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party's legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law, and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party's customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 26, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.

(d)Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof. Any third party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.

(e)Survival. The obligation of confidentiality under this Section 26 shall survive the termination of this Agreement for a period of two (2) years.

27.MISCELLANEOUS

(a)Modification; Waiver. This Agreement may be terminated, amended or modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement, or any breach thereof, will be effective unless in writing signed by a

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duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

(b)Entire Agreement. This Agreement, together with the Schedules, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.

(c)Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Texas without giving effect to its conflict of laws principles. Each Party hereby irrevocably submits to the exclusive jurisdiction of any federal court of competent jurisdiction situated in the United States District Court for the Western District of Texas, San Antonio Division, or if such federal court declines to exercise or does not have jurisdiction, in the district court of Bexar County, Texas. The Parties expressly and irrevocably submit to the jurisdiction of said Courts and irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement brought in such Courts, irrevocably waive any claim that any such action, suit or proceeding brought in any such Court has been brought in an inconvenient forum and further irrevocably waive the right to object, with respect to such claim, action, suit or proceeding brought in any such Court, that such Court does not have jurisdiction over such Party. The Parties hereby irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of Texas. Nothing contained herein shall affect the right to serve process in any manner permitted by law.

(d)Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.

(e)Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(f)No Third Party Beneficiaries. It is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party.

(g)WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY PERFORMANCE OR FAILURE TO PERFORM OF ANY OBLIGATION HEREUNDER.

(h)Schedules. Each of the Schedules attached hereto and referred to herein is hereby incorporated in and made a part of this Agreement as if set forth in full herein.

[Remainder of this page intentionally left blank.]

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

TESORO REFINING AND MARKETING COMPANY By: /s/ GREGORY J. GOFF Name: Gregory J. Goff Title: President
TESORO LOGISTICS OPERATIONS LLC By: TESORO LOGISTICS LP, its sole member By: TESORO LOGISTICS GP, LLC, its general partner By: /s/ PHILLIP M. ANDERSON Name: Phillip M. Anderson Title: President

Signature Page to
Amorco Marine Terminal Use and Throughput Agreement

SCHEDULE A
PIPELINES

Plains Terminal
Tanks and Storage Facility
• 5 hydrocarbon tanks
➢425 MB shell capacity
• 2 firewater tanks
➢48 MB shell capacity
• Hydrocarbon transfer pumps and piping
• Firewater pumps and piping
Wharf
Crude & Intermediate Lines
5
8" Product Line
Lines in same pipeway; only 1 active products line
24" crude line
1
8" wastewater line to Refinery
16"
3
Refinery
2
12"
4
Amorco Assets
Refinery
Third Party

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SCHEDULE B
TANKS

TANK NUMBER	SHELL CAPACITY (in Barrels)	OPERATING CAPACITY (in Barrels)
B019	63,500	55,000
B021	64,500	55,000
B030	64,000	55,000
B049	119,000	107,000
B050	114,000	98,000
TOTAL:	425,000	370,000

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SCHEDULE C
Form of General Terms and Conditions to be used for Amorco Assets

(Please See Attached.)

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GENERAL TERMS AND CONDITIONS
(Amorco Assets)

1.0	TERMINAL AND SERVICES

1.1
Conditions for Provision of Services. TRMC’s use of the Amorco Assets and the provision of services by TLO for TRMC are subject to the provisions of the Amorco Marine Terminal Use and Throughput Agreement (the “Agreement”), TLO’s operating permits, the limitations of the Amorco Assets, the limitations of connecting carriers, the rules and procedures set forth in Annex B and C, and all Applicable Law. TRMC acknowledges receipt of the rules and procedures set forth in Annex B and C and agrees to abide by the terms and conditions therein. Any right of TRMC or its authorized representatives or independent inspectors to enter the Amorco Assets to observe and verify TLO’s performance of its services hereunder will be subject to reasonable rules and regulations from time to time promulgated by TLO. TLO shall provide TRMC with prompt notice of any changes to such rates and regulations.

1.2
Marine Terminal. To the extent the Parties have agreed to marine receipts and/or deliveries of Product, the marine movements will be via the Wharf, unless otherwise specified herein or in the Agreement.

a.
The Wharf. Subject to availability, TLO will allow use of the Wharf pursuant to the terms of the Agreement and the rules and procedures set forth in Annex B and C. TRMC’s request for transfer of its Product into or out of the Amorco Assets via the Wharf will be subject to availability and the physical constraints of the Amorco Assets.

1.3
Terminal Pipelines. In the event the Parties have agreed to pipeline receipts and/or deliveries of Product, such movements will be granted subject to availability and the physical constraints of any applicable pipeline facility, including the Amorco Assets.

1.4
Special Service Requests. TLO may accept or reject special requests (e.g., tank mixing, product blending) depending on the availability of adequate facilities and personnel to perform special services. Charges for these special services shall be mutually agreed upon prior to performance. All requests and operating instructions for special services from TRMC must be specified in writing and sent to TLO’s scheduler.

2.0	PRODUCT SPECIFICATIONS

2.1	Product Quality.

a.
Product Testing. Upon request, TRMC shall provide TLO a laboratory report for each Product delivery by TRMC or TRMC’s supplier. A copy of all tests performed on Product will be given to TLO for TLO’s approval prior to the Product being introduced at the Wharf. TLO will not be obligated to receive Contaminated Product into the Wharf or store Contaminated Product, nor will TLO be obligated to accept Product that fails to meet the quality specifications set forth in the arrival notice. “Contaminated Product” means Product that has one or more of the following characteristics: (a) contains foreign substances not inherent or naturally occurring in Product; (b) fails to meet TLO’s then current posted minimum specifications; and/or (c) fails to meet the specifications set forth in this Agreement.

b.
Off-Spec/Contaminated Product. TLO may, without prejudice to any other remedy available to TLO, reject and return Contaminated Product to TRMC, even after delivery to TLO. TRMC at its sole cost and expense shall be responsible for all damages of any kind, in addition to commodity or Waste removal and cleaning costs for connecting pipelines or tanks, resulting from the introduction of Contaminated Product. TRMC shall remove and replace or reimburse TLO for any and all expenses incurred in removing and/or replacing any such Product received or for commodities belonging to another party in the Terminal that are commingled with Contaminated Product.

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c.
Minimum Specifications. TLO retains at all times under the term of the Agreement the right to post and make reasonable changes to minimum specifications for Product introduced or stored at the Amorco Assets, to conform to then current law, permits, leases, regulations or operational requirements, with thirty (30) advance notice to TRMC. Changes will not affect previously accepted nominated volumes unless immediate action is required by Applicable Law. Notwithstanding the foregoing, TRMC is subject to any minimum specifications specified in the Agreement, if any.

2.2
Product Warranty. TRMC warrants to TLO that all Product tendered by or for the account of TRMC for receipt into the Amorco Assets will conform to TLO’s then current posted minimum specifications for such Product and the most recently available and commonly accepted assay and any applicable API or ASTM standards. TLO may rely upon the specifications and representations of TRMC as to Product quality.

2.3
Material Safety Data Sheet. TRMC will provide TLO with a Material Safety Data Sheet and any other information required by any federal, state, or local authority for all Product delivered into the Amorco Assets. TLO shall provide its customers with the appropriate information on all Product throughput or stored in the Amorco Assets.

2.4
Quality Analysis: TLO will not perform any Product quality analysis on behalf of TRMC unless TRMC so requests in writing. Any such quality analyses, including any costs for independent inspectors appointed by TRMC, are for TRMC’s account. In the absence of fraud or manifest error, any quality determination performed by TLO hereunder shall be binding on both Parties. TRMC or its designated independent inspector may observe TLO in any measurement or sampling.

3.0	PRODUCT QUANTITY

3.1	Measurement. The quantity of Product received from or delivered to Customer shall be based on Gross Standard Volume (GSV) using the applicable API and ASTM or equivalent standards as follows:

a.
Marine. For marine movements by the following (in order of preference), subject to Operator’s reasonable discretion to choose an alternative method: (i) by meters; (ii) by shore tank gauges of the tank; otherwise (iii) by a mutually agreeable method. The custody transfer quantity shall not be determined by vessel gauges or bills of lading unless otherwise mutually agreed to in writing by Customer and Operator.

b.	Pipeline. For pipeline movements by (i) pipeline meter ticket, when available; otherwise (ii) by taking static tank gauges of the tanks.
“API” means the American Petroleum Institute. “ASTM” means the American Society for Testing and Materials. “Gross Standard Volume” means the total volume of all petroleum liquids and sediment and water, excluding free water, corrected by the appropriate volume correction factor (Ctl) for the observed temperature and API gravity, relative density, or density to a standard temperature such as 60°F and also corrected by the applicable pressure correction factor (Cpl) and meter factor.

3.2
Monthly Activity Report: On or before the sixth (6th) Business Day of each month during the term of this Agreement, all movements of Product from Marine Vessels over the Wharf, together with beginning and ending inventory for, and as receipts into and shipments out of, the Tanks used by Customer to store any Product during the preceding month will be determined and reported by Operator to Customer using Operator’s standard reporting format (the “Monthly Activity Report”). Each Monthly Activity Report shall include a breakdown of all receipts and deliveries of Product. All volumes shall be reporting in Gross Standard Volume (GSV).

3.3
End-of-Month Gauge. Customer may use an independent inspector at its expense to measure movements of products from vessels over the Wharf, and to gauge the tank(s) on the last day of each month during the term of the Agreement. An independent inspector’s report shall be used to determine the quantities moved from vessels over the Wharf, and shall be determinative, absent fraud or manifest error, but Operator’s determination of quantity of Product moved or stored in the Tanks and Pipelines shall be binding on both

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Parties and will be used in the monthly statement of account issued by Operator to Customer, absent fraud or manifest error.

4.0	WASTE AND HAZARDOUS MATERIALS

4.1
Storage, Handling and Disposal of Waste. TLO and TRMC will comply with all Applicable Laws regarding the storage and handling of Product and the disposal of any Waste. TRMC shall pay or reimburse TLO for removal from the Amorco Assets of any Waste or residuals arising by reason of operations performed to move and store TRMC’s Products, including all costs associated with any liabilities arising from such Waste or residual. During such removal, the fees and charges set forth in this Agreement will remain in effect. “Waste” means any (a) residual Product remaining in tank bottoms resulting from the proper storage and handling of Product, including cleaning of tanks; (b) spent or remnant commercial chemical products, previously of beneficial use, or other inherently waste-like material; and/or (c) oily ballast water, oily bilge water, sludge, and/or cargo residue by a vessel-transferring Product into or out of the Terminal. Residual Product that retains a beneficial use, including recycling, oil recovery and re-refining, is not Waste unless it is destined for disposal.

4.2
Waste Discharge from Vessels. TLO will not accept Waste from vessels that load or discharge cargoes at the Wharf and related marine terminal facilities. If Waste is tendered from vessels as required by any MARPOL Annex, similar regulations, Applicable Law, or the United States Coast Guard, TRMC agrees to arrange, or authorize a representative of the vessel to arrange on TRMC’s behalf, for disposal of all such Waste using third-party services approved by TLO, such approval not to be unreasonably withheld or delayed. If TRMC or its authorized representative refuses to arrange for the removal of such Waste, TLO will arrange for the removal and disposal of such Waste, and TRMC shall reimburse TLO for the cost of receiving, handling, storing, and shipping such Waste and shall pay for appropriate treatment, storage and disposal of such Waste in compliance with Laws and Regulations. In addition to such reimbursement, subject to Applicable Law, TRMC shall pay TLO an administrative fee equal to twenty percent (20%) of the reimbursement amount.

4.3
Hazardous Materials—Reporting. TLO will report its handling of all hazardous materials for TRMC as required by Applicable Law. TRMC will accurately and properly represent the nature of all such materials to TLO. TRMC will be responsible for the direct payment to any regulatory agency of any and all charges assessed for the storage of Product, provided TLO reports are accurate and true. TRMC agrees to reimburse TLO for any reasonable, direct charges that TLO may be required to pay for the storage or handling of Product, excluding penalties, fines or excess charges resulting in material errors or omissions in TLO’s reporting as required by Applicable Law.

5.0	AUDIT

5.1
At any time up to (but not after) one (1) year following a Month in which payment was due hereunder, either Party shall have the right, at its sole cost and expense, upon forty-five (45) days prior written notice, to have a third party auditor (subject to both Parties’ approval and acting in a commercially reasonable manner), audit on that Party’s behalf the relevant non-proprietary and readily–accessible books, accounts, and records directly related to that Party and related to an invoice of the other Party to verify the accuracy of such invoice. Under no circumstances shall the scope of such audit include the books, accounts or records of a third party. All information that an auditor acquires shall be kept strictly confidential. An auditor may be required to enter into a confidentiality agreement if it is deemed necessary by the Party being audited. Under no circumstances may an auditor disclose third-party information, including, but not limited to third-party customer identities and third-party pricing information, to the Party exercising its right for an audit without the written permission of the Party being audited. The Party being audited will have sole discretion whether to permit such disclosure.

Within ninety (90) days of an audit commencing, audit findings, even if not finalized must be communicated in writing to the Party being audited. Within one-hundred and eighty (180) days of an audit commencing, all final audit findings must be presented to the Party being audited. Subject to the time

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limitations defined herein in Section 7.0 (Audit), the Parties will negotiate in good faith to verify and promptly settle claims pursuant to this clause provided that any claim not filed with the appropriate court of law within twenty-four (24) months of the date of the invoice in question shall be waived.

6.0	MISCELLANEOUS

6.1
No Public Use. TLO’s services hereunder shall not be deemed those of a public utility or common carrier. If any action is taken or threatened to declare these services a public use, then, the Parties shall negotiate in good faith to restructure and restate the Agreement to appropriately address those concerns, provided that such restructuring and restatement does not increase the charges that TRMC is obligated to pay.

6.2	Hierarchy: In the event of a conflict between these GTCs and the Agreement or any exhibits or annexes to these GTCs, the following hierarchy shall apply:

6.2.1	The Agreement shall control and take precedence over the exhibits/annexes and the GTCs, and then;

6.2.2	The relevant exhibit/annex (i.e., V&P Procedures, Authorized Entry Control Procedures) shall control and take precedence over the GTCs, and then;

6.2.3	The GTCs shall control.

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ANNEX B

MARINE VESSEL NOMINATING PROCEDURES
(Amorco Terminal)

Listed below are the nomination and scheduling procedures for Marine Vessel shipments of Product into the Amorco Terminal.

1.0.    VESSEL SCHEDULERS

1.1	Contact Information. All Product movement nominations and related schedule updates for TRMC using the Terminal must be provided to the TLO scheduler:

Vessel Scheduler:        [Mr. Kevin Riley
Telephone:            (210 626-4378
Cell Phone:            (210) 867-1814
Facsimile:            (210) 745-4439
E-Mail:                Kevin.W.Riley@tsocorp.com

1.2
Confirmations. TRMC must immediately confirm all Product movement nominations and schedule updates made by telephone during business hours outlined below. Confirmations of nominations must be made in writing via e-mail or facsimile to the TLO scheduler.

2.0    NOMINATION REQUIREMENTS

2.1
Nomination Hours. Daily nominations will be accepted 8:00 A.M. to 5:00 P.M. Central Time. Nominations will not be accepted on weekends or designated TLO holidays, a list of such holidays to be provided by TLO to TRMC upon request.

2.2	Required Information for Nomination. Prior to being allocated a movement date and time, TRMC shall notify the TLO scheduler in writing of the following information:

2.2.1	TRMC account or applicable terminalling, storage, or throughput agreement.

2.2.2	Product and quantity to be shipped.

2.2.3	Receipt / Delivery location.

2.2.4	Type of movement (pipeline movement, Marine Vessel discharge, etc.).

2.2.5	For Marine Vessel related movements, provide:

•	Vessel Name

•	Vessel IMO Number

•	Vessel deadweight tonnage

•	Arrival draft

•	Laycan Dates

•	Date/Time Vetting Approval Required By

•	Names of cargo inspector and agent.

2.2.6	Special requirements by TRMC (such as pre-movement analysis, third party inspection, etc.).

2.2.7	TLO tank designation and/or instructions.

2.2.8	Certificates of analysis prior to delivery (on “inbound” shipments to the TLO system) if requested by TLO.

2.2.9	TRMC’s inspection company if requested by TLO.

2.2.10	Copy of Material Safety Data Sheet for the product being moved, prior to movement, if not previously on file with TLO.

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2.3	Required Documents. Further, TRMC is obligated to complete and return the following to TLO:

•
Tesoro Petroleum Tanker Questionnaire, Tug Questionnaire as applicable using the Q88 website hhtp://q88.com/Tesoro/aspx. The SIRE VPQ can be imported to Q88 and this auto-populates most of the Tesoro specific questionnaire

•	Crew Matrix current for the date of clearance request must be sent or the operator confirm the published SIRE Crew Matrix is current for the vetting request date.

•	ISSC with intermediate endorsement verification

•	Other documents required for vessels nominated the first time for Operator: General Arrangement, Mooring Arrangement, and Capacity Plan.

•	Certificates required to be provided depending on the region of clearance request: California COFR

All information required to complete the vessel vetting process as described in the attached Exhibits B-1 (Tesoro Marine Vessel Vetting Process) must be submitted seven (7) calendar days prior to Marine Vessel arrival, unless otherwise directed by TLO. TRMC must provide evidence of insurance coverage required by this Agreement.

3.0    NOMINATION AND SCHEDULING GUIDELINES

3.1
Marine Vessel Nominations and Scheduling—Review Process. TLO or TLO’s designated agent will review Marine Vessel survey information and inspection history to insure that Marine Vessels calling at the Amorco Terminal meet accepted industry standards suitable for berthing. This review process attached as Exhibits B-1 or “vetting” will be required for all Marine Vessels calling at the marine terminal. Marine Vessel nominations will not be accepted until such time that the Marine Vessel vetting process has been successfully completed or confirmed. Marine Vessel acceptance or rejection shall be communicated by TLO within a reasonable time frame. The Amorco Terminal also maintains the right to refuse docking of a Marine Vessel if it deems that vessel to be unsafe by TLO. TLO’s acceptance of any Marine Vessel shall not constitute a continuous acceptance of such Marine Vessel for any subsequent loading or discharge. TLO reserves the right to refuse acceptance of a Marine Vessel following its docking at the Amorco Terminal if the TLO determines that the Marine Vessel and/or its crew are unfit for service. Any rejection once the Marine Vessel is at the Amorco Terminal requires TLO to notify the TRMC immediately.

3.2
Vessel Nominations and Scheduling—Procedure. The basis for scheduling all water-borne movements utilizing the Marine Terminal will be on a first come, first serve basis or as mutually acceptable for Marine Vessel nominations made by TRMC to TLO, who will coordinate such Marine Vessel nominations with the scheduling supervisor for the Marine Terminal. The estimated times of arrivals (“ETA”) at the entrance to the Port will be a determining factor for the berth assignments. The Marine Vessel nomination and scheduling guidelines are outlined below:

3.2.1	Thirty (30) days prior to ETA at the entrance to the Port, TRMC shall notify TLO of the expected Marine Vessel arrival date.

3.2.2	Ten (10) days prior to ETA at entrance to the Port, TRMC shall notify TLO of any changes to the Marine Vessel arrival date.

3.2.3	Five (5) days prior to scheduled ETA (date and time), TRMC shall notify TLO of any changes to the Marine Vessel arrival date.

3.2.4
Seventy-two (72) hours, forty-eight (48) hours and twenty-four (24) hours prior to the scheduled entrance to the Port, TRMC shall notify the TLO scheduler of any changes in ETA, with the seventy-two (72) hour ETA notice being used to “fix” the berthing time as defined below.

3.2.5	After the twenty-four (24) hour notification has been given, TRMC shall notify the TLO scheduler if the ETA at the Wharf changes by more than six (6) hours.

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3.3
“Vessel Schedule”. The Vessel Schedule will be updated and communicated by e-mail or other mutually acceptable means to TRMC as changes occur. TLO will make a good faith effort to prevent delays and schedule Marine Vessels for all TRMC’s movements in a timely manner. Neither TLO nor its designated agent will be responsible for demurrage claims associated with Marine Vessel scheduling and/or the use of the Terminal.

3.4	Marine Terminal Scheduling Conflicts / Vacating the Berth. A nominated Marine Vessel may be denied access or be rescheduled, or be ordered by TLO to vacate the Terminal under the following conditions:

3.4.1    Marine Vessel fails to meet regulatory requirements prior to docking at berth;

3.4.2	The Marine Vessel is not in compliance with applicable laws, rules, regulations, permit conditions or TLO’s and the Port’s lease terms; or

3.4.3
There are other circumstances, such as mechanical or structural failures, harbor conditions, force majeure or U.S. Coast Guard suspension of unloading, that preclude safe and legal use of the Wharf and other Amorco Assets for such unloading operation.

A Marine Vessel that fails to meet one of the above criteria may be allowed to unload if that Marine Vessel’s agent and the agents of other subsequently affected Marine Vessels agree to conform with the applicable needs of the Terminal and the operators at the Wharf agree that unloading may safely and legally proceed.

3.5    Marine Restrictions. TRMC must warrant and comply as follows:

3.5.1
TRMC must warrant that the vessel shall be in compliance with all applicable international conventions, all applicable laws, regulations and/or other requirements of the country of the Marine Vessel’s registry and of the United States of America, State of California, U.S. Coast Guard, and the local authorities having jurisdiction over the Amorco Terminal. The Marine Vessel shall have onboard, during the subject period, all certificates, records or other documents required by the aforesaid conventions, laws, regulations and/or requirements. The conventions, laws, regulations and requirements referred to in this paragraph include, but are not limited to, the conventions, laws, regulations, and requirements concerning ship size, ship design, safety, operations of the relevant ship equipment (including inert gas and crude oil wash systems if the Marine Vessel is so equipped), navigation, pollution and other like matters.

3.5.2
All Marine Vessels transferring cargo must comply with terminal operations rules and procedures as well as all rules and requirements of the U.S. Coast Guard and/or local authorities having jurisdiction over the Amorco Terminal.

3.5.3
Any Marine Vessel delays resulting from noncompliance with any international, federal, state, or local regulations, and/or terminal safety, security, and environmental regulations will be for TRMC’s account.

3.5.4	TRMC’s Marine Vessel must supply all mating adapters for its cargo receipt and discharge lines.

3.5.5	Any Marine Vessel nominated by TRMC must not have any cast iron valves and/or fittings outboard of the last fixed rigid support to the vessel’s deck.

3.5.6
The Marine Vessel will furnish necessary personnel (including necessary certified tankerman) for loading, discharging, and tending all lines of each Marine Vessel. The Amorco Terminal’s Wharf personnel will not undertake any connecting and disconnecting of cargo hoses at the Marine Vessel’s manifold.

3.5.7
If required by Law or Regulation, TLO will allow Wharf receipt of slops/oily ballast and/or provide potable water, but such shall be at TRMC’s cost as determined in TLO’s commercially reasonable discretion. TRMC agrees to pay such cost as invoiced by TLO.

4.0    MARINE TERMINAL WHARF SPECIFICATIONS

Vessel Class	<150,000 LT	<152.4 KMT dwt	>150,000 LT	>152.4 KMT dwt
Units	US	Metric	US	Metric
Maximum dwt	150,000 LT	152,407.010 MT	190,000 LT	193,048.879 MT
Maximum LOA	1,000 ft	304.804 m	1,000 ft	304.804 m

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Minimum Parallel Mid-body	307.8 ft	93.819 m	307.8 ft	93.819 m
Depth MLLW	44.2 ft	13.472 m	44.2 ft	13.472 m
Minimum Under Keel Clearance	2 ft	0.610 m	3 ft	0.914 m
Maximum Draft*	40 ft	12.192 m	38 ft	11.583 m
Maximum Rail Pressure	150 PISG	150 PSIG	150 PSIG	150 PSIG
Estimated Discharge Rate	25,000 MBPH	25,000 MBPH	25,000 MBPH	25,000 MBPH

*Maximum draft in brackish Water with specific gravity of 1.010. Vessels may be limited by Pinole Shoals.

Minimum mooring lines of 0-3-3 forward and aft winch mounted lines. All lines must have minimum breaking strength of 59 ST (53.523 MT).

4.1
Barge Limitations. Barge discharge movements are not allowed without prior review and approval by TLO following a detailed mooring analysis. The cost associated with the special request for barge mooring analysis will be for the account of TRMC.

5.0    PRODUCT SPECIFICATION LIMITS

5.1
Viscosity Limit. Unless otherwise stated in the posted minimum specifications, the viscosity limit shall be less than 350 centistokes (cSt) @ 122° Fahrenheit (“F”). Any Product above this point require prior approval from TLO.

5.2	Pour Point Limit. Unless otherwise stated in the posted minimum specifications, the pour point limit shall be less than 65°F. Any Product above this point require prior approval from TLO.

5.3
H2S Limit. Unless otherwise stated in the posted minimum specifications, the H2S limit shall be less than seventy (70) parts per million (“PPM”) in the liquid phase. The TLO scheduler MUST be notified if the H2S levels are greater than ten (10) PPM in the vapor phase.

5.4	RVP Limit. Unless otherwise stated in the posted minimum specifications, the true vapor pressure (“TVP”) of the Product must be less than 11.0 PSI.

5.5	Temperature Limit. Unless otherwise stated in the posted minimum specifications, the maximum temperature limit shall be 145°F. Any Product exceeding this temperature limit will require TLO approval.

5.6	Benzene Limit. Unless otherwise stated in the posted minimum specifications, the benzene concentration weighted percentage (“wt”) shall be 5% or less.

5.7
Tank Designations. If a change of service occurs for a tank without being completely drained and cleaned, residual product from the previous content may remain in the tank. Responsibility for complying with limitations on blending of residual product belongs to the product owner, therefore informing the California Air Resources Board of changes to tank designation is the responsibility of the TRMC.

6.0    MISCELLANEOUS

6.1
Amendment. TLO reserves the right to amend these Marine Vessel Nominating Procedures with advance written notice to TRMC. All amendments must be mutually agreeable to TLO and TRMC. Any amendments will be delivered to TRMC within thirty (30) business days of any such amendment and in the manner set forth in Section 24 of the Agreement.

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EXHIBIT B-1

Tesoro Marine Vessel Vetting Process

Tesoro Corporation (“Tesoro”) is a San Antonio, Texas based refining and marketing company with deepwater access refineries and/or terminals in Nikiski, Alaska; Anacortes Washington; Martinez, California; Los Angeles, California, and Kapolei, Hawaii.

VETTING POLICY
All vessels must be vetted and accepted before they can be approved to berth at a facility owned or operated by Tesoro.

Vetting is used to determine the suitability and acceptability/non-acceptability of a vessel with the following objectives:

•	All vessels must comply with applicable rules, regulations and accepted industry practices in respect to safety, pollution prevention, and operational procedures.

•	The quality of the ship, crew, and owner/operator meet industry and Tesoro requirements.

•	The vessel has the capability to safely arrive, moor, and depart in respect to the vessel’s particulars, draft, and mooring capabilities.

VETTING PROCESS
Vetting is performed by the Tesoro Vetting group utilizing a dedicated vetting program designed and maintained by Marine Information Systems. The program is called Tesoro Assessment & Ship Clearance (TASC), and it is internet based and provides a central process and record of all vetting activity. TASC includes direct links with Lloyd’s List Intelligence and Q88.com as well as links with SIRE, USCG PSIX, Equasis, Paris MOU, Tokyo MOU, Indian Ocean MOU and other sites that may be useful in the vetting process. TASC also includes a Terminal/Superintendent feedback capability which is an important element of the vetting process.

Vetting requests must be submitted in TASC by Tesoro personnel.

When a vessel is submitted for a vetting clearance the owner or operator must provide or update the following to the Terminal scheduler (as indicated in Annex B) with carbon copy to vetting@tsocorp.com :

•
Tesoro Petroleum Tanker Questionnaire, Barge Questionnaire, Tug Questionnaire as applicable using the Q88 website http://q88.com/tesoro.aspx. The SIRE VPQ can be imported to Q88 and this auto-populates most of the Tesoro specific questionnaire. There are a few Tesoro specific fields that will need to be completed before saving/sending to Tesoro. When the Tesoro Questionnaire is saved/sent from Q88 the data auto-populates TASC.

•	Crew Matrix current for the date of the clearance request must be sent or the operator must confirm the published SIRE Crew Matrix is current for the vetting request date.

•	ISSC with intermediate endorsement verification.

•	Other documents required for vessels nominated the first time for Tesoro: General Arrangement, Mooring Arrangement, and Capacity Plan.

•	Certificates required to be provided depending on the region of clearance request: California COFR

The vetting process includes numerous factors such as those listed below, but may include other considerations as circumstances warrant:

•	Tesoro Terminal/Superintendent Feedback

•	Review of the Tesoro Questionnaire with special attention to vessel particulars: including DWT, mooring capability, bow mooring arrangement, LOA, Beam, Max Draft and KTM.

•	SIRE inspection reports.

•	Port State Reports: USCG PSIX, Tokyo MOU, Paris MOU, Indian MOU, Equasis, etc.

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•	Past experience with the vessel.

•	Past experience with the owner/operator.

•	Casualties, detentions included in specialized data services such as Lloyd’s Intelligence.

•	Information and/or publicized in the media.

After a detailed review the following may result:

•	The vessel is accepted subject to certain approval conditions.

•	The vessel is rejected.

•	Additional information is requested.

•	An inspection is required.

A vessel must be vetted each and every time it is considered for use as described in the previous vetting policy section unless the vessel is under time charter to Tesoro.

SPECIFIC CRITERIA

The following specific criteria will apply:

•	Single hull vessels are accepted on an exceptional basis only.

•	Vessels over 15 years old must have a CAP 1 or CAP 2 rating issued by an acceptable classification society.

•	Tankers over 15 years old must have been dry-docked within the last 36 months. Under Water Inspections in Lieu of Drydocking (UWILD) are not acceptable.

•	Conditions of Class will be closely scrutinized.

Vessels that will not be considered/accepted

I.	Single hull tankers over 20 years of age will not be considered.

II.	CBT Tankers

III.	Tankers without fully functioning IG system.

IV.	Vessels with only center tanks with a history of fracturing

V.	OBO’s over 12 years old

VI.	OBO’s that have not been in continuous wet service for at least 3 consecutive voyages

VII.	Vessels with unacceptable P&I Clubs

GENERAL CRITERIA

•	Tesoro requires a tanker to have a SIRE inspection at six months intervals.

•	Barges and tugs must have a SIRE inspection at twelve months intervals with exceptions in certain regions.

•	Current Crew Matrix is required, for key officers the following experience is preferred:
TIME IN RANK: An aggregate of 2.5 years of on board sea time between the Master & C/O, and the same for the C/E & 1E.
TIME ON ALL TYPES OF TANKERS: Minimum 2.5 years of on board sea time individually for Master, C/O, C/E & 1E.
TIME WITH OPERATOR: An aggregate of 2 calendar years between the Master & C/O, and the same for the C/E & 1E.

•
Ownership/Operator changes – A vessel will need a SIRE inspection following a change in ownership or operator unless experience with the new owner and/or operator are such that the change is of not concern.

•	Newbuilds – Vessels on their maiden voyage will only be considered based on experience with the owner/operator.

•	Owner must be a member in good standing of an acceptable P&I club and the vessel must have the maximum coverage available on the market for oil pollution (currently US $1 billion).

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•	Vessel must be in compliance with applicable international, flag state, port state, classification society and local authority rules and regulations.

•
Vessels calling on a US port or a US controlled territory, must have valid contingency plans, certificates of financial responsibility and other documentation required by The Oil Pollution Act of 1990 (OPA-90), the U.S. Coast Guard and the port state. This includes compliance with OPA 90 crew rest period regulations.

•	Vessel shall not have any outstanding safety violations issued by a flag state, the U.S. Coast Guard, vessel’s classification society or port state.

•
If the vessel experienced a spill or casualty in the last 12 months the spill or casualty must be investigated. Actions taken by the vessel or operator to address the causes of the incident(s) must be evaluated and a determination made that the actions taken were sufficient to prevent reoccurrence of the incident.

•	Vessel must have a drug and alcohol program that meets OCIMF and flag state requirements.

•	Crew certifications and training must conform to International Convention on Standards of Training and Certification of Watchkeepers for Seafarers (STCW) and flag state requirements.

•	The crew complement must be in accordance with flag state manning standards.

•	The vessel crew must be able to communicate effectively in English with shore-side personnel, both verbally and in writing.

•
All measurement and sampling equipment and systems, including portable equipment, is to be in good condition and of a design that supports the efficient and accurate measurement and / or sampling. The accuracy of these systems must be proven and documented, and meet API standards.

•	Approved oil spill response manuals must be in place. Notification information must be readily available.

•
Spill response equipment must be in compliance with flag state requirements (U.S. Coast Guard in the United States) and the vessel must have sufficient equipment including pumps, hoses, sorbents, drums, etc., readily available to mount a prompt response.

•
TMSA – Tankers and barge operators are recommended to have a report published on the TMSA database. Tesoro should be included as a recipient of the reports. The report may be followed up with an owner review and audit by Tesoro.

SIRE INSPECTIONS

Owners/Operators wishing to have their vessel inspected must submit the Tesoro SIRE Inspection Request. This form is available at q88.com or from shipinspection@tsocorp.com

It is preferred that the inspection is conducted during a daylight discharge operation. An agreement to perform an inspection will be completed between the owner/operator and Tesoro that establishes the inspection process, and the submittal of owner comments to SIRE. The charge for the inspection will be covered in the agreement.

Tesoro utilizes SIRE inspectors based in the following countries:

Argentina
Australia
Brazil
Canada, Nova Scotia
Chile
Italy
Singapore
South Africa
South Korea
United Kingdom
United Arab Emirates
United States of America in the following states: California, Florida, Massachusetts, New Jersey, Oregon, Pennsylvania, Texas, Washington.
Venezuela

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CONTACT INFORMATION

Contact the Tesoro Vetting Group via email at vetting@tsocorp.com to ensure messages are received in a timely manner without regard to time zones and people away from the office. If required, direct contact may be made as follows:

Primary contact regarding SIRE Inspections and Vetting –
Captain Debra Cobb
Marine Assurance Manager
Office: 210-626-7439 Central US Time Zone

Secondary contact regarding SIRE Inspections and Vetting –
Captain Robert McCaughey
Manager West Coast Shipping Operations
Office: 562-495-6844 US Pacific Time Zone

Company Address:
Tesoro Maritime Company
ATTENTION: Marine Assurance Manager
19100 Ridgewood Parkway
San Antonio, Texas 78259

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ANNEX C

Authorized Entry Procedures

(Amorco Assets)

The purpose of this document is to set forth authorized entry procedures for the Amorco Terminal.

The procedures listed below are in accordance with the TLO’s facility security plan, TLO’s operations manual and all Applicable Law, including, but not limited to, 33 CFR-Maritime Security (USCG) section 105.255.

PROCEDURES:

1.
Explosives, firearms, alcohol and illegal drugs are not allowed on TLO’s property and are strictly prohibited. Any person caught in possession of these items will be prosecuted (law enforcement agencies exempted).

2.	The main point of contact and communication shall be with operations at [(___) ___-____]

3.	Access control coverage is twenty four (24) hours a day.

4.	During vessel operations, entry personnel will be given a time frame on the expected arrival of vessel and updated on schedule changes by email communications.

5.
Entry personnel will demand government issued identification of all persons entering the facility. No person shall be allowed to enter the facility without U.S. government issued photo identification or foreign government issued passport. Any person refusing to surrender proper identification will not be allowed to enter the facility and future entry privileges will be revoked.

6.
Once personnel have established identification, the person’s identity will be cross-referenced with the Authorized Entry List on a daily basis. If the visitor or contractor is not listed, contact operations for authorized entry and/or check email correspondence (please reference exemption).

7.
Identification badges will be supplied to all persons granted entry to the facility. Identification badges shall be displayed in a clear and visible manner. All persons shall wear identification badges for the duration of stay at the facility. All persons shall notify security when an identification badge is lost or stolen. All persons issued badges are responsible for their return to entry personnel or main office receptionist.

8.	Before allowing entry, entry personnel must notify operations to the presence of the contractor or visitor before opening the gate and allowing entry.

9.
All persons allowed entry are restricted to their assigned work area. Any person found in a restricted area will be immediately removed from the facility. However, access to smoking and restroom facilities are allowed.

10.
Entry personnel maintain the right and authority to deny any person entry to the facility if any person entering the facility displays suspicious behavior, appears to be under the influence of alcohol and/or drugs, or is engaged in unsafe conduct.

11.
If any person becomes hostile or refuses to cooperate with these set procedures, do not confront the individual; but call the Martinez Police Department at (925) 372-3440 and notify operations and the Terminal Manager immediately.

12.	No contractor or regulating agency is allowed to bring an “observer” who has no regulatory authority over operations of the terminal, without prior written approval from the Terminal Manager.

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13.	Any Person who does not have a professional relationship to the facility (e.g., friend, family member or child) will not be allowed entry.

14.	Vessel and barge crew changes are restricted, per the Facility Security Officer (please reference exemption below).

Exemptions:
•    Tesoro Logistics Operations GP,LC employees, Tankermen, local and government regulating agencies.
•    Prior written approval from the FSO/Terminal Manager granting authorization of said crew members.

15.	All vehicles are subject to screening. Vehicles granted access to the wharf are subject to inspection in the following areas: exterior, interior, trunk space, tool bins and any form of packages.

16.
TLO reserves the right to require TRMC and/or TRMC’s carriers, agents, contractors and representatives to enter into a “Terminal Access Agreement” in the form that is attached hereto as Exhibit C-1 to this Annex C.

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EXHIBIT C-1

AMORCO TERMINAL ACCESS AGREEMENT

This Amorco Terminal Access Agreement (this “Access Agreement”) is entered into on _________ __, 20__ (“Effective Date”) by and between ______________ (“TLO”), and _____________________________ (“Contractor”). TLO and Contractor are sometimes hereinafter referred to individually as “Party” and/or collectively as “Parties”.
RECITALS

Contractor desires the right to access TLO’s Terminal(s) (defined below; and

TLO agrees to provide access to Contractor to the Terminals subject to the terms and conditions of this Access Agreement.

NOW THEREFORE, in consideration of the mutual premises and covenants set forth herein, TLO and Contractor hereby agree as follows:
AGREEMENT

1.0
Term. The term of this Access Agreement shall commence on the Effective Date and conclude upon thirty (30) days’ written notice of termination provided by TLO to Contractor. All obligations accrued by both Parties prior to such termination date shall survive termination.

2.0
Access. TLO hereby grants Contractor and such of its agents, representatives and contractors (collectively, “Agents”) and each of its and their employees, all as designated in writing to TLO from time to time the right and privilege to access the following terminals (collectively, the “Terminal”). Contractor, its Agents and each of its and their respective employees shall access the Terminal in a manner as to cause minimum interference with TLO’s operations.

West Coast
Amorco    __

Contractor shall be absolutely responsible and liable for its Agents and their actions, and for their compliance and/or non-compliance with the terms and conditions of this Access Agreement.

3.0
Terminal Rules. Contractor agrees to comply with the Authorized Entry Procedures, set forth in Exhibit A attached hereto and hereby incorporated as if fully stated herein, as they may be amended from time to time, and to make available copies of same to all Agents who enter or have access to the Terminal.

4.0
Compliance with Laws and Regulations. Contractor agrees to comply and to cause its Agents to comply with all federal, state and local laws, statutes, ordinances, rules, and regulations that may be applicable to Contractor’s and its Agents activities at the Terminal. Contractor shall obtain and cause its Agents to obtain all permits and licenses required by law.

5.0
Controlled Substance Abuse. TLO maintains a drug and alcohol free workplace. Any person who is found in violation of Section (a) or who refuses to permit an inspection per Section (b) may be removed and barred from the Terminal, at TLO’s sole discretion. Contractor agrees to the following:

a.	Contractor and its Agents shall not use, possess, sell, transfer, purchase or have in their system a controlled substance on any of TLO’s property at the Terminal.

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b.	Entry into the Terminal constitutes consent to an inspection of the person and personal effects, as well as any mode of transportation of Contractor and its Agents.

c.	Contractor will have a drug and alcohol free workplace policy in effect.

6.0
Safety of Contractor’s Vehicles and Equipment. Contractor agrees that all vehicles and equipment owned, leased or otherwise under the control of the Contractor and its Agents will be properly maintained, and in a safe condition. Contractor shall remove any equipment that in TLO’s discretion poses a safety hazard at the Terminal. In the event Contractor fails to remove such unsafe equipment, TLO has the right to remove the unsafe equipment with Contractor paying or reimbursing TLO for the cost of such removal.

7.0
Incident Reporting. Contractor must report all incidents (including accidents and near misses) that occur at the Terminal in writing to TLO within twenty-four (24) hours following such incident. The report should describe the incident and include any investigative materials or documents that Contractor completes, and any related documentations and reports submitted to any entity, including but not limited to, any governmental agency, Contractor’s insurance, or others.

8.0	No Agency Relationship. Neither Contractor nor its Agents act under the direction, control, or supervision of TLO and none of the foregoing is an agent of TLO.

9.0	Insurance

9.1
Insurance Required by Contractor. Contractor shall obtain at its sole cost and expense and shall carry and maintain in full force and effect, and cause its Agents to obtain and maintain, insurance coverages with insurance companies rated not less than A-, IX by A.M. Best or otherwise reasonably satisfactory to TLO of the following types and amounts:

a.
Workers Compensation Insurance for statutory limits and in accordance with the Laws and Regulations of the state(s) where the work or operations under this Access Agreement are to be performed, including, without limitation, U.S. Longshore and Harbor Workers Compensation Act as well as the Outer Continental Shelf Lands Act with Volunteer Compensation for marine operations to include transportation, wages, maintenance and cure, and Jones Act Coverage where required;

b.	Employer's Liability Insurance in the following minimum limits:

i.	Bodily injury by accident – $1,000,000 per accident;

ii.	Bodily injury by disease – $1,000,000 each employee; and

iii.	Bodily injury by disease – $5,000,000 policy limit.

c.
Commercial Auto Liability Insurance covering each vehicle whether owned, non-owned, hired, operated, or used by Contractor and/or any Agents while in, on or adjacent to the Terminal, with a combined single limit of not less than one million dollars ($1,000,000) for bodily injury and property damage as to any one accident, including an MCS-90 endorsement.

d.
Commercial General Liability Insurance including coverages for contractual liability, third-party personal injury liability, and sudden and accidental pollution, with limits of not less than three million dollars ($3,000,000) combined single limits each occurrence.

e.	Excess Liability Insurance in excess of the insurance coverages required at Sections 10.2 (b), (c), and (d) above, with a limit of not less than ten million dollars ($10,000,000) per occurrence.

9.2
Certificates of Insurance, Endorsements. Contractor shall cause TLO Group (as defined below) to be named as an additional insured on all policies of insurance secured by Contractor and its Agents in accordance with this Access Agreement. Contractor shall furnish TLO with certificates of insurance evidencing this coverage. All policies shall be endorsed to provide that no material change or cancellation of the coverage shall occur

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until TLO has received thirty (30) days written notice. Contractor hereby waives, and shall cause its insurers and those of the Agents to also waive any right of subrogation that they may have against TLO Group. All insurance coverage required hereunder shall be primary to, and not in excess of or contributory with, any insurance that may be maintained by TLO.

9.3
Failure to Maintain Required Coverages. In the event that (a) Contractor does not maintain, or does not cause its Agents to maintain, the insurance coverages required hereunder this Access Agreement, (b) Contractor fails to include TLO as an additional insured on all policies of insurance required by this Access Agreement, or (c) the insurers of Contractor or any Agent deny coverage due to the acts, fault, or breach of Contractor or any Agent, then Contractor shall hold harmless and indemnify TLO against all claims, demands, losses, damages, costs, expenses and fees (including attorneys’ fees) that otherwise would have been insured.

10.0	Indemnification

10.1
Duty To Indemnify Contractor Group. Except as expressly provided otherwise in this Access Agreement, OPERATOR SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS Contractor, its subsidiaries, affiliates and members, Agents, and each of its and their respective officers, directors, employees, agents, contractors, successors, and assigns (collectively the “Contractor Group”) from and against all claims, suits, causes of action, demands, losses, liabilities, damages, costs, expenses, fees (including, but not limited to, reasonable attorney’s fees), and court costs (collectively “Claims”), inclusive of Claims made by third parties, arising from or relating to any injury to or death of persons and/or damage, loss, or injury to any property TO THE EXTENT OF THE PERCENTAGE OR PROPORTION OF DETERMINED FAULT ARISING FROM THE BREACH, DEFAULT, STRICT LIABILITY, OR THE NEGLIGENT ACTS, ERRORS, OR OMISSIONS OF OPERATOR OR ANY MEMBER OF OPERATOR GROUP (as defined below) WHILE PERFORMING ITS OR THEIR OBLIGATIONS UNDER THIS ACCESS AGREEMENT.

10.2
Duty to Indemnify TLO Group. Except as expressly provided otherwise in this Access Agreement, CONTRACTOR SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS TLO, TLO’s general partner, subsidiaries, affiliates, and members and each of its and their respective officers, directors, employees, agents, contractors, successors, and assigns (excluding any member of Contractor Group) (collectively the “TLO Group”) from and against all Claims, inclusive of Claims made by third parties, arising from or relating to any injury to or death of persons and/or damage, loss, or injury to any property TO THE EXTENT OF THE PERCENTAGE OR PROPORTION OF DETERMINED FAULT ARISING FROM THE BREACH, DEFAULT, STRICT LIABILITY, OR THE NEGLIGENT ACTS, ERRORS, OR OMISSIONS OF CONTRACTOR OR ANY MEMBER OF CONTRACTOR GROUP WHILE ACCESSING THE TERMINAL AND/OR PERFORMING ITS OR THEIR OBLIGATIONS UNDER THIS ACCESS AGREEMENT.

10.3
Duty to Indemnify for Pollution Events. Notwithstanding anything to the contrary in this Access Agreement, in the event of any escape, release, discharge, threat of discharge, or disposal of any pollutants or hazardous materials from any member of Contractor Group’s vehicles or equipment or otherwise caused by any member of the Contractor Group while in, on, or adjacent to the Terminal (each such event a “Pollution Event”), TLO shall have the right to commence emergency response and containment or clean-up activities, as deemed appropriate or necessary by TLO or required by any governmental authorities, and shall notify Contractor, as soon as reasonably possible, of such activities. CONTRACTOR SHALL ASSUME ALL RESPONSIBILITY FOR, AND SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS TLO GROUP FROM AND AGAINST, ANY AND ALL CLAIMS ARISING FROM OR RELATING TO A POLLUTION EVENT EXCEPT TO THE EXTENT THAT CONTRACTOR SHALL SHOW ANY SUCH POLLUTION EVENT IS CAUSED BY THE SOLE NEGLIGENCE OF TLO.

10.4
Written Claim. Neither Party shall be obligated to indemnify the other Party or be liable to the other Party unless a written claim for indemnity hereunder is delivered to the other Party within ninety (90) days after the date that a Claim is reported or discovered, whichever is earlier.

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10.5
No Limitation. The scope of these indemnity provisions may not be altered, restricted, limited, or changed by any other provision of this Access Agreement. The indemnity obligations of the Parties as set out in this Section 11 are independent of any insurance requirements as set out in Section 10, and such indemnity obligations shall not be lessened or extinguished by reason of a Party’s failure to obtain the required insurance coverages or by any defenses asserted by a Party’s insurers.

10.6
Waiver of Consequential and Other Damages. IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, NO MATTER HOW CHARACTERIZED, RELATING TO THIS ACCESS AGREEMENT AND ARISING FROM ANY CAUSE WHATSOEVER.

10.7	Survival. These indemnity obligations shall survive the termination of this Access Agreement for any reason until the applicable statute of limitations has run.

11.0
Notice/Contact Information. Any notice, request, order or demand required or permitted to be given under this Access Agreement to either Party, other than a request for service, shall be in writing and conveyed to the Party to be notified as follows by certified mail, return receipt requested, on the date of mailing of said notice:

If to TLO:	If to Contractor:
Attention:	Attention:

Telephone:	Telephone:
Facsimile:	Facsimile:
SCAC Code:
FEIN:
State License Number/ Transporter's Number:

With a copy to
Attention:

12.0	Miscellaneous.

12.1	Recitals. The Recitals are incorporated into this Access Agreement by reference, as if fully set forth herein at length, and shall be considered terms of this Access Agreement.

12.2
Governing Law; Jurisdiction. This Access Agreement and the rights and obligations between the Parties shall be governed by, construed in accordance with, and enforced under the laws of the State of Texas without giving effect to its conflicts of laws provisions. The Parties irrevocably and unconditionally consent and agree to submit to the exclusive jurisdiction of the State or Federal courts located in Houston, Harris County, Texas. The parties further irrevocably and unconditionally waive any objection based upon lack of personal jurisdiction, improper venue or forum non conveniens in this jurisdiction and consent to the granting of such legal or equitable relief as is deemed appropriate by the federal courts in this jurisdiction.

12.3	Headings. The headings of the sections and subsections of this Access Agreement are for convenience only and shall not be used in the interpretation of this Access Agreement.

12.4
Severability. If any provision of this Access Agreement is determined to be invalid or unenforceable, such invalidity or unenforceability will not affect any other provision of this Access Agreement. In that event,

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the Parties agree to amend or reform this Access Agreement to effect as closely as possible the original intent of the Parties.

12.5
Entire Agreement; Amendment; Waiver. This Access Agreement constitutes the entire agreement between the Parties regarding the transactions contemplated herein. Any previous agreements and understandings between the Parties regarding these transactions, whether written or oral, are superseded by this Access Agreement. Any amendment or waiver of any requirements and/or provisions of this Access Agreement must be in writing and signed by an officer or authorized representative of each Party.

12.6
Assignment. This Access Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Contractor may not assign this Access Agreement nor grant any rights hereunder, nor shall activities by performed under this Access Agreement by a contractor or subcontractor of Contractor, without the express prior written consent of TLO.

12.7
Counterparts. This Access Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. To the maximum extent permitted by law, any document may be signed and transmitted by facsimile with the same validity as if it were an ink-signed document.

[SIGNATURE PAGE FOLLOWS.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Access Agreement to be duly executed by their respective authorized officers as of the Effective Date.

OPERATOR                        CONTRACTOR [Insert Entity]

By:    ________________________________        By:    ________________________________
Name:    ________________________________        Name:    ________________________________
Title:    ________________________________        Title:    ________________________________

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EXHIBIT A

Authorized Entry Procedures

(See Attached.)

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Authorized Entry Procedures

(Amorco Assets)

The purpose of this document is to set forth authorized entry procedures for the Amorco Terminal.

The procedures listed below are in accordance with the TLO’s facility security plan, TLO’s operations manual and all Applicable Law, including, but not limited to, 33 CFR-Maritime Security (USCG) section 105.255.

PROCEDURES:

1.
Explosives, firearms, alcohol and illegal drugs are not allowed on TLO’s property and are strictly prohibited. Any person caught in possession of these items will be prosecuted (law enforcement agencies exempted).

2.	The main point of contact and communication shall be with operations at [(___) ___-____]

3.	Access control coverage is twenty four (24) hours a day.

4.	During vessel operations, entry personnel will be given a time frame on the expected arrival of vessel and updated on schedule changes by email communications.

5.
Entry personnel will demand government issued identification of all persons entering the facility. No person shall be allowed to enter the facility without U.S. government issued photo identification or foreign government issued passport. Any person refusing to surrender proper identification will not be allowed to enter the facility and future entry privileges will be revoked.

6.
Once personnel have established identification, the person’s identity will be cross-referenced with the Authorized Entry List on a daily basis. If the visitor or contractor is not listed, contact operations for authorized entry and/or check email correspondence (please reference exemption).

7.
Identification badges will be supplied to all persons granted entry to the facility. Identification badges shall be displayed in a clear and visible manner. All persons shall wear identification badges for the duration of stay at the facility. All persons shall notify security when an identification badge is lost or stolen. All persons issued badges are responsible for their return to entry personnel or main office receptionist.

8.	Before allowing entry, entry personnel must notify operations to the presence of the contractor or visitor before opening the gate and allowing entry.

9.
All persons allowed entry are restricted to their assigned work area. Any person found in a restricted area will be immediately removed from the facility. However, access to smoking and restroom facilities are allowed.

10.
Entry personnel maintain the right and authority to deny any person entry to the facility if any person entering the facility displays suspicious behavior, appears to be under the influence of alcohol and/or drugs, or is engaged in unsafe conduct.

11.
If any person becomes hostile or refuses to cooperate with these set procedures, do not confront the individual; but call the Martinez Police Department at (925) 372-3440 and notify operations and the Terminal Manager immediately.

12.	No contractor or regulating agency is allowed to bring an “observer” who has no regulatory authority over operations of the terminal, without prior written approval from the Terminal Manager.

13.	Any Person who does not have a professional relationship to the facility (e.g., friend, family member or child) will not be allowed entry.

14.	Vessel and barge crew changes are restricted, per the Facility Security Officer (please reference exemption below).

Exemptions:
•    Tesoro Logistics Operations GP,LC employees, Tankermen, local and government regulating agencies.
•    Prior written approval from the FSO/Terminal Manager granting authorization of said crew members.

15.	All vehicles are subject to screening. Vehicles granted access to the wharf are subject to inspection in the following areas: exterior, interior, trunk space, tool bins and any form of packages.

16.
TLO reserves the right to require TRMC and/or TRMC’s carriers, agents, contractors and representatives to enter into a “Terminal Access Agreement” in the form that is attached hereto as Exhibit C-1 to this Annex C.